Form 10-K, Exhibit 13
period 2015-12-31
LV Futures Fund L.P.
filed 2016-03-28
CIK 1428043

Exhibit 13.01

To the Limited Partners of:

LV Futures Fund L.P.

Meritage Futures Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

/s/ Patrick T. Egan

By: Patrick T. Egan

President and Director

Ceres Managed Futures LLC,

General Partner of

LV Futures Fund L.P.

Meritage Futures Fund L.P.

Ceres Managed Futures LLC

522 Fifth Avenue

New York, NY 10036

(855) 672-4468

Managed Futures Multi-Strategy Profile Series

Management’s Report on Internal Control Over Financial Reporting

Ceres Managed Futures LLC (“Ceres”), the general partner of LV Futures Fund L.P. and Meritage Futures Fund L.P. (individually, a “Partnership” or collectively, the “Partnerships” or the “Profile Series”), is responsible for the management of the Partnerships.

Management of the Partnerships, Ceres (“Management”), is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a – 15(f) and 15d –15(f) under the Securities Exchange Act of 1934, as amended, and for the assessment at internal control over financial reporting. The internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

The Partnerships’ internal control over financial reporting includes those policies and procedures that:

•	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Partnerships;

•	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that the Partnerships’ transactions are being made only in accordance with authorizations of Management and the directors of Ceres; and

•	Provide reasonable assurance regarding prevention or timely detection and correction of unauthorized acquisition, use or disposition of the Partnerships’ assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has assessed the effectiveness of each Partnership’s internal control over financial reporting as of December 31, 2015. In making this assessment, Management used the criteria set forth by the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its assessment, Management concluded that the Partnerships maintained effective internal control over financial reporting as of December 31, 2015, based on the criteria referred to above.

/s/ Patrick T. Egan	/s/ Steven Ross
Patrick T. Egan	Steven Ross
President and Director Ceres Managed Futures LLC General Partner of LV Futures Fund L.P. Meritage Futures Fund L.P.	Chief Financial Officer and Director Ceres Managed Futures LLC General Partner of LV Futures Fund L.P. Meritage Futures Fund L.P.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of LV Futures Fund L.P. and Meritage Futures Fund L.P.:

We have audited the accompanying statements of financial condition of LV Futures Fund L.P. and Meritage Futures Fund L.P. (collectively, the “Partnerships”), including the schedules of investments, as of December 31, 2015 and 2014, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Partnerships’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnerships are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnerships’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of LV Futures Fund L.P. and Meritage Futures Fund L.P. as of December 31, 2015 and 2014, and the results of their operations and changes in their partners’ capital for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2016

LV Futures Fund L.P.

Statements of Financial Condition

December 31, 2015 and 2014

	December 31,	December 31,
	2015	2014
Assets:
Investments in Affiliated Trading Companies, at fair value (cost $12,202,514 and $10,908,721 at December 31, 2015 and 2014, respectively) (Note 6)	$10,938,630	$10,268,171
Receivable from Affilated Trading Companies	—	3,299,645

Total Assets	$10,938,630	$13,567,816

Liabilities and Partners’ Capital:
Liabilities:
Redemptions payable to Limited Partners (Notes 2j and 2k)	$42,789	$289,466

Total Liabilities	42,789	289,466

Partners’ Capital:
Class A (7,966.490 and 9,712.725 Units at December 31, 2015 and 2014, respectively)	7,270,821	9,354,914
Class B (1,544.368 and 1,645.070 Units at December 31, 2015 and 2014, respectively)	1,470,154	1,644,359
Class C (2,039.850 and 2,039.850 Units at December 31, 2015 and 2014, respectively)	2,025,351	2,116,018
Class Z (119.912 and 145.959 Units at December 31, 2015 and 2014, respectively)	129,515	163,059

Total Partners’ Capital	10,895,841	13,278,350

Total Liabilities and Partners’ Capital	$10,938,630	$13,567,816

Net Asset Value per Unit
Class A	$912.68	$963.16
Class B	$951.95	$999.57
Class C	$992.89	$1,037.34
Class Z	$1,080.08	$1,117.16

See accompanying notes to financial statements.

LV Futures Fund L.P.

Condensed Schedule of Investments

December 31, 2015

		% of Partners’
	Fair Value	Capital
Investments in Affiliated Trading Companies
Morgan Stanley Smith Barney Augustus I, LLC	$4,737,959	43.48%
Morgan Stanley Smith Barney Boronia I, LLC	2,053,736	18.85
Morgan Stanley Smith Barney TT II, LLC	4,146,935	38.06

Total Investments in Affiliated Trading Companies (cost of $12,202,514)	$10,938,630	100.39%

See accompanying notes to financial statements.

LV Futures Fund L.P.

Condensed Schedule of Investments

December 31, 2014

		% of Partners’
	Fair Value	Capital
Investments in Affiliated Trading Companies
Morgan Stanley Smith Barney Augustus I, LLC	$3,935,697	29.64%
Morgan Stanley Smith Barney Boronia I, LLC	2,976,216	22.41
Morgan Stanley Smith Barney TT II, LLC	3,356,258	25.28

Total Investments in Affiliated Trading Companies (cost of $10,908,721)	$10,268,171	77.33%

See accompanying notes to financial statements.

LV Futures Fund L.P.

Statements of Income and Expenses

For the years ended December 31, 2015, 2014 and 2013

	2015	2014	2013
Expenses:
Ongoing Placement Agent fees (Note 2f)	$215,378	$276,164	$468,404
General Partner fees (Note 2e)	123,294	157,839	273,753
Administrative fees (Note 2g)	49,320	63,136	109,501

Total Expenses	387,992	497,139	851,658

Net investment loss:	(387,992)	(497,139)	(851,658)

Trading Results:
Net gains (losses) on investments in Affiliated Trading Companies:
Net realized gains (losses) on investments in the Trading Companies	390,154	1,040,433	(754,709)
Net change in unrealized gains (losses) on investments in the Trading Companies	(623,334)	197,086	1,870,401

Total trading results	(233,180)	1,237,519	1,115,692

Net income (loss)	$(621,172)	$740,380	$264,034

Net income (loss) allocation
Class A	$(456,507)	$539,868	$132,078
Class B	$(70,529)	$80,494	$48,858
Class C	$(90,667)	$99,734	$70,919
Class D	$—	$—	$116
Class Z	$(3,469)	$20,284	$12,063
Net income (loss) per Unit*
Class A	$(50.48)	$62.71	$7.41
Class B	$(47.62)	$69.72	$12.25
Class C	$(44.45)	$77.14	$17.37
Class D	$—	$—	$5.04
Class Z	$(37.08)	$93.29	$28.51

	Units	Units	Units
Weighted average number of Units outstanding
Class A	9,096.022	12,378.829	20,303.861
Class B	1,569.199	2,098.404	3,707.474
Class C	2,039.850	2,420.521	5,630.058
Class D	—	—	23.012
Class Z	124.234	307.585	418.035

*	Represents the change in net asset value per Unit.

See accompanying notes to financial statements.

LV Futures Fund L.P.

Statements of Changes in Partners’ Capital

For the Years Ended December 31, 2015, 2014 and 2013

	Class A	Class B	Class C	Class D	Class Z	Total
Partners’ Capital, December 31, 2012	$21,372,186	$3,800,182	$7,410,939	$22,006	$481,131	$33,086,444
Subscriptions	35,000	—	—	—	22,122	57,122
Net income (loss)	132,078	48,858	70,919	116	12,063	264,034
Redemptions	(6,898,651)	(874,689)	(3,481,356)	(22,122)	(100,203)	(11,377,021)

Partners’ Capital, December 31, 2013	14,640,613	2,974,351	4,000,502	—	415,113	22,030,579
Subscriptions	25,000	—	—	—	—	25,000
Net income (loss)	539,868	80,494	99,734	—	20,284	740,380
Redemptions	(5,850,567)	(1,410,486)	(1,984,218)	—	(272,338)	(9,517,609)

Partners’ Capital, December 31, 2014	9,354,914	1,644,359	2,116,018	—	163,059	13,278,350
Subscriptions	40,000	—	—	—	—	40,000
Net income (loss)	(456,507)	(70,529)	(90,667)	—	(3,469)	(621,172)
Redemptions	(1,667,586)	(103,676)	—	—	(30,075)	(1,801,337)

Partners’ Capital, December 31, 2015	$7,270,821	$1,470,154	$2,025,351	$—	$129,515	$10,895,841

	Class A	Class B	Class C	Class D	Class Z
Ending Units, December 31, 2012	23,931.981	4,141.422	7,860.274	23.012	483.374
Subscriptions	39.366	—	—	—	22.063
Redemptions	(7,712.068)	(942.676)	(3,693.960)	(23.012)	(100.000)

Ending Units, December 31, 2013	16,259.279	3,198.746	4,166.314	—	405.437
Subscriptions	28.034	—	—	—	—
Redemptions	(6,574.588)	(1,553.676)	(2,126.464)	—	(259.478)

Ending Units, December 31, 2014	9,712.725	1,645.070	2,039.850	—	145.959
Subscriptions	42.147	—	—	—	—
Redemptions	(1,788.382)	(100.702)	—	—	(26.047)

Ending Units, December 31, 2015	7,966.490	1,544.368	2,039.850	—	119.912

See accompanying notes to financial statements.

Meritage Futures Fund L.P.

Statements of Financial Condition

December 31, 2015 and 2014

	December 31,	December 31,
	2015	2014
Assets:
Investments in Affiliated Trading Companies, at fair value (cost $13,118,174 and $15,253,383 at December 31, 2015 and 2014, respectively) (Note 6)	$13,597,171	$16,270,791
Receivable from Affiliated Trading Companies	—	2,251,309

Total Assets	$13,597,171	$18,522,100

Liabilities and Partners’ Capital:
Liabilities:
Redemptions payable to Limited Partners (Notes 2j and 2k)	$75,645	$190,791
Redemptions payable to affiliates	—	57,634

Total Liabilities	75,645	248,425

Partners’ Capital:
Class A (12,689.809 and 15,904.741 Units at December 31, 2015 and 2014, respectively)	11,483,604	15,365,368
Class B (1,151.594 and 1,884.501 Units at December 31, 2015 and 2014, respectively)	1,086,979	1,889,416
Class C (770.786 and 770.786 Units at December 31, 2015 and 2014, respectively)	758,833	801,994
Class Z (179.381 and 193.562 Units at December 31, 2015 and 2014, respectively)	192,110	216,897

Total Partners’ Capital	13,521,526	18,273,675

Total Liabilities and Partners’ Capital	$13,597,171	$18,522,100

Net Asset Value per Unit
Class A	$904.95	$966.09
Class B	$943.89	$1,002.61
Class C	$984.49	$1,040.49
Class Z	$1,070.96	$1,120.55

See accompanying notes to financial statements.

Meritage Futures Fund L.P.

Condensed Schedule of Investments

December 31, 2015

		% of Partners’
	Fair Value	Capital
Investments in Affiliated Trading Companies
Morgan Stanley Smith Barney Augustus I, LLC	$2,961,238	21.90%
Morgan Stanley Smith Barney Altis I, LLC	1,997,333	14.77
Morgan Stanley Smith Barney Aspect I, LLC	2,236,814	16.54
Morgan Stanley Smith Barney Boronia I, LLC	3,561,122	26.34
Morgan Stanley Smith Barney BHM I, LLC	262,690	1.94
Morgan Stanley Smith Barney TT II, LLC	2,577,974	19.07

Total Investments in Affiliated Trading Companies (cost of $13,118,174)	$13,597,171	100.56%

See accompanying notes to financial statements.

Meritage Futures Fund L.P.

Condensed Schedule of Investments

December 31, 2014

		% of Partners’
	Fair Value	Capital
Investments in Affiliated Trading Companies
Morgan Stanley Smith Barney Augustus I, LLC	$2,735,812	14.97%
Morgan Stanley Smith Barney Altis I, LLC	2,202,861	12.05
Morgan Stanley Smith Barney Aspect I, LLC	1,561,147	8.54
Morgan Stanley Smith Barney Boronia I, LLC	4,740,671	25.94
Morgan Stanley Smith Barney BHM I, LLC	2,796,732	15.30
Morgan Stanley Smith Barney TT II, LLC	2,233,568	12.22

Total Investments in Affiliated Trading Companies (cost of $15,253,383)	$16,270,791	89.02%

See accompanying notes to financial statements.

Meritage Futures Fund L.P.

Statements of Income and Expenses

For the years ended December 31, 2015, 2014 and 2013

	2015	2014	2013
Expenses:
Ongoing Placement Agent fees (Note 2f)	$311,861	$354,938	$462,917
General Partner fees (Note 2e)	166,003	189,804	248,988
Administrative fees (Note 2g)	66,402	75,921	99,595

Total Expenses	544,266	620,663	811,500

Net investment loss:	(544,266)	(620,663)	(811,500)

Trading Results:
Net gains (losses) on investments in Affiliated Trading Companies:
Net realized gains (losses) on investments in the Trading Companies	56,843	(597,666)	(1,122,610)
Net change in unrealized gains (losses) on investments in the Trading Companies	(538,411)	2,440,399	1,696,258

Total trading results	(481,568)	1,842,733	573,648

Net income (loss)	$(1,025,834)	$1,222,070	$(237,852)

Net income (loss) allocation
Class A	$(886,128)	$1,022,004	$(221,956)
Class B	$(86,748)	$121,402	$(14,922)
Class C	$(43,161)	$49,188	$(2,159)
Class Z	$(9,797)	$29,476	$1,185
Net income (loss) per Unit*
Class A	$(61.14)	$64.11	$(10.89)
Class B	$(58.72)	$71.18	$(6.54)
Class C	$(56.00)	$78.66	$(1.92)
Class Z	$(49.59)	$94.94	$8.18

	Units	Units	Units
Weighted average number of Units outstanding
Class A	14,936.394	17,564.856	22,647.783
Class B	1,683.769	2,002.068	2,660.450
Class C	770.786	857.751	1,314.969
Class Z	189.988	334.894	480.209

*	Represents the change in net asset value per Unit.

See accompanying notes to financial statements.

Meritage Futures Fund L.P.

Statement of Changes in Partners’ Capital

For the Years Ended December 31, 2015, 2014 and 2013

	Class A	Class B	Class C	Class Z	Total
Partners’ Capital, December 31, 2012	$23,194,332	$2,669,850	$1,658,891	$595,249	$28,118,322
Subscriptions	381,504	—	—	—	381,504
Net income (loss)	(221,956)	(14,922)	(2,159)	1,185	(237,852)
Redemptions	(5,808,439)	(359,255)	(576,139)	(211,309)	(6,955,142)

Partners’ Capital, December 31, 2013	17,545,441	2,295,673	1,080,593	385,125	21,306,832
Subscriptions	938,035	—	—	—	938,035
Net income (loss)	1,022,004	121,402	49,188	29,476	1,222,070
Redemptions	(4,140,112)	(527,659)	(327,787)	(197,704)	(5,193,262)

Partners’ Capital, December 31, 2014	15,365,368	1,889,416	801,994	216,897	18,273,675
Subscriptions	227,500	—	—	—	227,500
Net income (loss)	(886,128)	(86,748)	(43,161)	(9,797)	(1,025,834)
Redemptions	(3,223,136)	(715,689)	—	(14,990)	(3,953,815)

Partners’ Capital, December 31, 2015	$11,483,604	$1,086,979	$758,833	$192,110	$13,521,526

	Class A	Class B	Class C	Class Z
Ending Units, December 31, 2012	25,408.249	2,846.410	1,721.285	585.054
Subscriptions	414.189	—	—	—
Redemptions	(6,370.208)	(381.738)	(597.809)	(209.544)

Ending Units, December 31, 2013	19,452.230	2,464.672	1,123.476	375.510
Subscriptions	1,024.730	—	—	—
Redemptions	(4,572.219)	(580.171)	(352.690)	(181.948)

Ending Units, December 31, 2014	15,904.741	1,884.501	770.786	193.562
Subscriptions	233.984	—	—	—
Redemptions	(3,448.916)	(732.907)	—	(14.181)

Ending Units, December 31, 2015	12,689.809	1,151.594	770.786	179.381

See accompanying notes to financial statements.

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

1. Organization

LV Futures Fund L.P. (“LV”) and Meritage Futures Fund L.P. (“Meritage”) (individually, a “Partnership”, or collectively, the “Partnerships” or the “Profile Series”) were formed on February 22, 2007, under the Delaware Revised Uniform Limited Partnership Act, as multi-advisor commodity pools created to profit from the speculative trading of domestic commodities, and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 4, “Financial Instruments of the Trading Companies”). Each Partnership invests substantially all of its assets in multiple affiliated trading companies (each, a “Trading Company” or collectively, the “Trading Companies”), each of which allocates substantially all of its assets in the trading program of an unaffiliated commodity trading advisor (each, a “Trading Advisor” or collectively, the “Trading Advisors”), each of which is registered with the Commodity Futures Trading Commission (“CFTC”) and makes investment decisions for each respective Trading Company.

Each Partnership commenced trading operations on August 1, 2007, in accordance with the terms of its limited partnership agreement, as may be amended from time to time (the “Limited Partnership Agreement”).

Ceres Managed Futures LLC, a Delaware limited liability company, serves as each Partnership’s general partner and commodity pool operator and as each Trading Company’s trading manager and commodity pool operator (the “General Partner”, “Ceres” or the “Trading Manager”, as the context requires). Ceres is a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC (“MSSBH”). MSSBH is wholly-owned indirectly by Morgan Stanley. Prior to June 28, 2013, Citigroup Inc. was the indirect minority owner of MSSBH. Morgan Stanley Smith Barney LLC is doing business as Morgan Stanley Wealth Management (“Morgan Stanley Wealth Management”) and serves as the placement agent (“Placement Agent”) to the Partnerships. Morgan Stanley & Co. LLC (“MS&Co.”) acts as each Trading Company’s clearing commodity broker. MS&Co. is referred to as the “Commodity Broker”. Each Trading Company’s over-the-counter foreign exchange spot, option and forward contract counterparty is MS&Co., to the extent that a Trading Company trades such contracts. Morgan Stanley Wealth Management is a principal subsidiary of MSSBH. MS&Co. is a wholly-owned subsidiary of Morgan Stanley.

As of December 31, 2015 and 2014, all trading decisions were made for Meritage by GAM International Management Limited (“GAM”), Altis Partners (Jersey) Limited (“Altis”), Aspect Capital Limited (“Aspect”), Boronia Capital Pty. Ltd. (“Boronia”), Blenheim Capital Management, L.L.C. (“Blenheim”) and Transtrend B.V. (“Transtrend”), each of which is a Trading Advisor. As of December 31, 2015 and 2014, all trading decisions were made for LV by GAM, Boronia and Transtrend. References herein to the Trading Advisor or the Trading Advisors may also include, as relevant, Rotella Capital Management, Inc. (“Rotella”), Kaiser Trading Group Pty. Ltd. (“Kaiser”), Winton Capital Management Limited (“Winton”), Man-AHL (USA) Ltd. (“Man-AHL”), Chesapeake Capital Corporation (“Chesapeake”) and GLC Ltd. (“GLC”).

As of December 31, 2015 and 2014, the Trading Companies consisted of Morgan Stanley Smith Barney Augustus I, LLC ( “Augustus I, LLC”), Morgan Stanley Smith Barney Altis I, LLC (“Altis I, LLC”), Morgan Stanley Smith Barney Aspect I, LLC (“Aspect I, LLC”), Morgan Stanley Smith Barney Boronia I, LLC (“Boronia I, LLC”), Morgan Stanley Smith Barney BHM I, LLC (“BHM I, LLC”) and Morgan Stanley Smith Barney TT II, LLC (“TT II”). References herein to the Trading Company or the Trading Companies may also include, as relevant, Morgan Stanley Smith Barney Rotella I, LLC (“Rotella I, LLC”), Morgan Stanley Smith Barney Kaiser I, LLC (“Kaiser I, LLC”), Morgan Stanley Smith Barney WNT I, LLC (“WNT I, LLC”), Morgan Stanley Smith Barney AHL I, LLC (“AHL I, LLC”), Morgan Stanley Smith Barney Chesapeake Diversified I, LLC (“Chesapeake I, LLC”) and Morgan Stanley Smith Barney GLC I, LLC (“GLC I, LLC”).

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

Prior to February 29, 2012, units of limited partnership interest (“Units”) of each Partnership were offered in four classes in a private placement pursuant to Regulation D under the Securities Act of 1933, as amended. Depending on the aggregate amount invested in each Partnership, limited partners received class A, B, C or D Units in each Partnership (each a “Class” and collectively the “Classes”). Certain limited partners who are not subject to the ongoing placement agent fee are deemed to hold Class Z Units. Ceres received Class Z Units with respect to its investment in each Partnership. Effective February 29, 2012, Class B and Class C Units are no longer being offered to new investors but continue to be offered to existing Class B and Class C investors.

As of December 31, 2015, 2014 and 2013, there were no Class D Units outstanding in LV and in Meritage.

Ceres is not required to maintain any investment in the Partnerships, and may withdraw any portion of its interest in the Partnerships at any time, as permitted by each Limited Partnership Agreement. In addition, Class Z Units are only being offered to certain individuals affiliated with Morgan Stanley at Ceres’ sole discretion. Class Z Unit holders are not subject to paying the ongoing placement agent fee (as defined in Note 2, “Basis of Presentation and Summary of Significant Accounting Policies”).

During June 2015, the General Partner determined to invest a portion of the Partnerships’ and the Trading Companies’ excess cash (the Partnerships’ and the Trading Companies’ assets not used for futures interest trading or required margin for such trading) in United States (“U.S.”) Treasury bills and/or other permitted investments. The Trading Companies receive interest on U.S. Treasury bills at the relevant coupon rate. There will be no change to the treatment of the excess cash not invested in U.S. Treasury bills or other permitted investments. The General Partner intends to hold the U.S. Treasury bills until maturity, but in the event that the General Partner is required to liquidate U.S. Treasury bills before they mature, to meet redemption requests or otherwise, the Partnerships and the Trading Companies may incur a loss on such U.S. Treasury bills and/or may be subject to additional fees or other costs. The General Partner will endeavor to maintain sufficient cash in the Partnerships’ and the Trading Companies’ accounts in order to avoid early liquidation of U.S. Treasury bills. The General Partner may also determine to invest up to all of the Partnerships’ and the Trading Companies’ assets in money market mutual funds managed by Morgan Stanley or its affiliates.

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnishes certain administrative, accounting, regulatory, reporting, tax and other services as agreed from time to time. In addition, the Administrator maintains certain books and records of the Partnerships. The General Partner pays or reimburses the Partnerships and the Trading Companies, from the Administrative Fee (defined in Note 2g) it receives, the ordinary administrative expenses of the Partnerships and the Trading Companies. This includes the expenses related to the engagement of the Administrator. Therefore, the engagement of the Administrator did not impact the Partnerships’ respective break-even points.

2. Basis of Presentation and Summary of Significant Accounting Policies

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

The financial statements of the Partnerships have been prepared using the “Fund of Funds” approach, and accordingly, each Partnership’s pro-rata share of all revenue and expenses of the Trading Companies is reflected as net change in unrealized appreciation (depreciation) on investments in the Statements of Income and Expenses. Contributions to and withdrawals from the Trading Companies are recorded on the effective date. The Partnerships record realized gains or losses on its investments in the Trading Companies as the difference between the redemption proceeds and the related cost of such investment. In determining the cost of such investments, the Partnership’s use the first-in, first-out method. The Partnerships maintain sufficient cash balances on hand to satisfy ongoing operating expenses. As of December 31, 2015 and 2014, the Partnerships’ respective cash balances were zero.

b.	Partnership’s Investments: The Partnerships’ investments in the Trading Companies are stated at fair value, which are based on (1) the respective Partnership’s net contribution to each Trading Company and (2) the respective Partnership’s allocated share of the undistributed profits and losses, including realized gains/losses and the change in net unrealized gains/losses, of each Trading Company. Accounting Standards Codification (“ASC”) 820, “Fair Value Measurement,” as amended, permits, as a practical expedient, the Partnerships to measure the fair value of their investments in the Trading Companies on the basis of the net asset value per share (or its equivalent) if the net asset value per share of such investments is calculated in a manner consistent with the measurement principles of ASC Topic 946 “Financial Services – Investment Companies” as of the Partnerships’ reporting date. The net assets of each Trading Company are equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest and amortization of original issue discount, and the fair value of all open Futures Interests and other assets) less all liabilities of the Trading Company (including, but not limited to, brokerage commissions that would be payable upon the closing of open Futures Interests, management fees, incentive fees, and other expenses), determined in accordance with GAAP.

Trading Companies’ Investments. All commodity interests of the Trading Companies, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method. Unrealized gains or losses on open contracts are included as a component of equity in the trading account in the Trading Companies’ Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses are included in the Trading Companies’ Statements of Income and Expenses.

Trading Companies’ Cash. The Trading Companies’ cash is on deposit in commodity brokerage accounts with MS&Co. and will be maintained in cash, U.S. Treasury bills and/or other permitted investments and segregated as customer funds, to the extent required by CFTC regulations. From time to time, a portion of the Trading Companies’ excess cash (the Trading Companies’ assets not used for futures interest trading or required margin for such trading) may be invested by MS&Co. in permitted investments chosen by the General Partner from time to time. The Trading Companies will receive 100% of the interest income earned on any excess cash invested in permitted investments. For excess cash which is not invested, MS&Co. pays each Trading Company interest income on 100% of its average daily equity maintained in cash in the respective Trading Company’s account during each month at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero.

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

When the effective rate is less than zero, no interest is earned. For purposes of such interest payments, daily funds do not include monies due to each Trading Company on Futures Interests that have not been received. MS&Co. and Ceres will retain any excess interest not paid by MS&Co. to the Trading Companies on such uninvested cash.

c.	Income Taxes. Income taxes have not been listed as each partner in the respective Partnership is individually liable for the taxes, if any, on its share of the respective Partnership’s income and expenses. The General Partner concluded that no provision for income tax is required in the Partnerships’ financial statements. The Partnerships file U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2012 through 2015 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

d.	Revenue Recognition. Net change in unrealized gains (losses) on investments in the Trading Companies is recorded based upon the proportionate share of each Partnership’s aggregate amount of the net performance recorded by each Trading Company.

e.	General Partner Fees. Each Partnership pays Ceres a monthly General Partner fee equal to 1/12th of 1.0% (a 1.0% annual rate) of the net asset value of each Class in each Partnership at the beginning of each month for services related to operating and managing the Partnerships.

f.	Ongoing Placement Agent Fees. Morgan Stanley Wealth Management currently serves as the Placement Agent for the Partnerships and may appoint affiliates or third parties as additional Placement Agents. Each Partnership pays the Placement Agent an ongoing compensation on a monthly basis equal to a percentage of the net asset value of a limited partner’s Units as of the beginning of each month.

The applicable rate payable by each limited partner is determined by the Class of Units each limited partner may hold in the respective Partnership. Each Partnership pays the Placement Agent the following percentage based on the aggregate amount invested in the respective Partnership (as adjusted) by each limited partner in accordance with the following schedule:

Class of Units	Aggregate Investment	Monthly/Annualized Rate (%)
A	Up to $4,999,999	0.167% / 2.0%
D	$5,000,000 and above	0.063% / 0.75%
Z	All	0%

The limited partners still holding Class B and Class C Units pay the Placement Agent fee in accordance with the following schedule:

Class of Units	Aggregate Investment	Monthly/Annualized Rate (%)
B	$250,000 - $499,999	0.125% / 1.5%
C	$500,000 - $4,999,999	0.083% / 1.0%

Certain limited partners who are not subject to the ongoing Placement Agent fee (as described herein) are deemed to hold Class Z Units. The Placement Agent pays a portion of the ongoing placement agent fee it receives from each Partnership to the Morgan Stanley Financial Advisor or Private Wealth Advisor responsible for selling the Units to the limited partners.

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

g.	Administrative Fees. Each Partnership pays Ceres a monthly fee to cover all of the administrative, operating, offering and organization expenses (the “Administrative Fee”). The monthly Administrative Fee is equal to 1/12th of 0.40% (a 0.40% annual rate) of the beginning of the month net asset value of each Partnership.

h.	Continuing Offering. Units of each Partnership are offered in two Classes, identical in all material respects except for the ongoing Placement Agent fees charged. Depending on the aggregate amount invested in each Partnership, a limited partner will receive Class A or Class D Units in the respective Partnership. Prior to February 29, 2012, Units were offered in four Classes. Units within each Partnership Class were initially offered at $1,000 per Unit, except for Class D Units of LV which were initially offered on March 1, 2009 at $1,137. Thereafter, Units are offered on a continuous basis as of the first day of each month (the “Subscription Date”) at the net asset value per Unit for each Class as of the last day of the immediately preceding month. The minimum subscription amount in each Partnership is $25,000, subject to the discretion of Ceres to accept a lower amount. The minimum subscription amount for ERISA/IRA investors is $10,000. Additional subscriptions can be made in increments of $10,000 if a limited partner has already met the minimum subscription amount, subject to the discretion of Ceres to accept a lower amount. The request for the subscriptions must be delivered to the limited partner’s Morgan Stanley Financial Advisor or Private Wealth Advisor at Morgan Stanley Wealth Management branch office in time for it to be forwarded to and received by Ceres no later than 3:00 P.M., New York City time, on the third business day before the end of the month. There are currently no Class D units outstanding in LV or Meritage.

i.	Investment Company Status. Effective January 1, 2014, the Partnerships adopted Accounting Standards Update (“ASU”) 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements,” and based on the General Partner’s assessment, each Partnership has been deemed to be an investment company since inception. Accordingly, each Partnership follows the investment company accounting and reporting guidance of Topic 946 and reflect their investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the respective Partnership’s Statements of Income and Expenses.

j.	Redemptions. Limited partners may redeem some or all of their Units in the Partnerships at 100% of the net asset value per Unit as of the last day of any month (the “Redemption Date”). The request for redemption must be delivered to a limited partner’s Morgan Stanley Financial Advisor or Private Wealth Advisor at Morgan Stanley Wealth Management branch office in time for it to be forwarded to and received by Ceres no later than 3:00 P.M., New York City time, on the third business day before the end of the month in which the redemption is to be effective. Investors must maintain a minimum investment in the relevant Partnership of three Units unless an investor is withdrawing his or her entire investment. Ceres may cause a limited partner to withdraw (in whole or in part) from a Partnership at any time and for any reason. Ceres will not cause a limited partner to withdraw if the value of his or her investment falls below the minimum described above due to the performance of the Partnerships.

Ceres may also, in its sole discretion, permit redemptions by limited partners in any amount at any time. There are no redemption charges. Ceres endeavors to pay all redemptions within 10 business days after the applicable Redemption Date. Ceres may suspend redemptions in certain circumstances.

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

k.	Exchanges. Limited partners may redeem some or all of their Units in the Partnerships on the Redemption Date and use the proceeds to purchase units in any other commodity pools operated by the General Partner that are accepting subscriptions on the following subscription date, provided the limited partner meets the suitability criteria for the other commodity pool and has redeemed its Partnership Units according to the respective Limited Partnership Agreement.

Investors also may redeem their units in any other commodity pool operated by the General Partner and use the proceeds to purchase Units in the Partnerships on the following Subscription Date, provided the potential limited partner meets the suitability criteria for the Partnerships and has redeemed its units in the other commodity pool(s) according to the applicable operating agreement. In order to effect an exchange, the limited partner must send a subscription and exchange agreement and power of attorney to the limited partner’s Morgan Stanley Financial Advisor or Private Wealth Advisor, and that agreement must be forwarded by the Morgan Stanley Wealth Management branch office in time for it to be received by Ceres no later than 3:00 P.M., New York City time, on the third business day before the end of the month.

l.	Distributions. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Ceres. No distributions have been made to date. Ceres does not intend to make any distributions of the Partnerships’ profits.

m.	Dissolution of the Partnerships. The Partnerships may be terminated upon any of the circumstances first to occur: (i) receipt by Ceres of a notice setting forth an election to terminate the respective Partnership by limited partners holding not less than a majority of Units (as defined in the respective Limited Partnership Agreement), with or without cause, (ii) the withdrawal, insolvency, bankruptcy, dissolution, or liquidation of Ceres, (iii) the occurrence of an event which shall make it unlawful for the existence of the respective Partnership to be continued, or (iv) a determination by Ceres upon 60 days’ notice to the limited partners to terminate the respective Partnership.

n.	Net Income (Loss) per Unit. Net income (loss) per Unit is calculated in accordance with investment company guidance. See Note 3, “Financial Highlights.”

o.	Recent Accounting Pronouncements. In May 2015, the Financial Accounting Standards Board (“FASB”) issued ASU 2015-07, “Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent),” which relates to disclosures for investments that calculate net asset value per share (potentially fund of fund structures). The ASU requires investments for which the practical expedient is used to measure fair value at net asset value be removed from the fair value hierarchy. Instead, an entity is required to include those investments as a reconciling line item so that the total fair value amount of investments in the disclosure is consistent with the amount on the balance sheet. Further, the ASU removes the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. Rather, those disclosures are limited to investments for which the entity has elected to measure the fair value using the practical expedient. The standard is effective for public business entities for fiscal years beginning after December 15, 2015. Early adoption is permitted. The Partnerships have elected to adopt the guidance as of June 30, 2015. As a result of this adoption, the investments that are measured at fair value based on the net asset value per share (or its equivalent) practical expedient have been removed from the fair value hierarchy in all periods presented in the respective Partnership’s financial statements.

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

In January 2016, the FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments for all entities that hold financial assets or owe financial liabilities. One of the amendments in this update eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet or a description of changes in the methods and significant assumptions. Additionally, the update eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities. Investment companies are specifically exempted from ASU 2016-01’s equity investment accounting provisions and will continue to follow the industry specific guidance for investment accounting under Topic 946.

For public business entities, this update is effective for fiscal years beginning after December 15, 2017, and interim periods therein. For other entities, it is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The General Partner is currently evaluating the impact this guidance will have on the Partnerships’ respective financial statements and related disclosures.

p.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events related to each Partnership through the date of issuance and has determined that, other than the events listed in Note 8, “Subsequent Events,” there were no subsequent events requiring adjustment of or disclosure in the financial statements.

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

3. Financial Highlights

Financial highlights for each class of Units for the years ended December 31, 2015, 2014 and 2013 were as follows:

LV

	Class A	Class B	Class C	Class D		Class Z
Per Unit operating performance:
Net asset value per Unit, January 1, 2015:	$963.16	$999.57	$1,037.34	$—		$1,117.16

Net operating results:
Net investment loss	(32.06)	(28.43)	(24.45)	—		(15.45)
Net realized/unrealized gain (loss)	(18.42)	(19.19)	(20.00)	—		(21.63)

Net income (loss)	(50.48)	(47.62)	(44.45)	—		(37.08)

Net asset value per Unit, December 31, 2015:	$912.68	$951.95	$992.89	$—		$1,080.08

Ratios to average net assets:
Net investment loss (1)	(3.4)%	(2.9)%	(2.4)%	—		(1.4)%
Partnership expenses (1)	3.4%	2.9%	2.4%	—		1.4%
Total return:	(5.2)%	(4.8)%	(4.3)%	—		(3.3)%
Per Unit operating performance:
Net asset value per Unit, January 1, 2014:	$900.45	$929.85	$960.20	$—		$1,023.87

Net operating results:
Net investment loss	(30.68)	(27.08)	(23.21)	—		(14.36)
Net realized/unrealized gain (loss)	93.39	96.80	100.35	—		107.65

Net income (loss)	62.71	69.72	77.14	—		93.29

Net asset value per Unit, December 31, 2014:	$963.16	$999.57	$1,037.34	$—		$1,117.16

Ratios to average net assets:
Net investment loss (1)	(3.4)%	(2.9)%	(2.4)%	—		(1.4)%
Partnership expenses (1)	3.4%	2.9%	2.4%	—		1.4%
Total return:	7.0%	7.5%	8.0%	—		9.1%
Per Unit operating performance:
Net asset value per Unit, January 1, 2013:	$893.04	$917.60	$942.83	$956.28		$995.36

Net operating results:
Net investment loss	(30.44)	(26.73)	(22.83)	(3.46)		(14.08)
Net realized/unrealized gain (loss)	37.85	38.98	40.20	8.50		42.59

Net income (loss)	7.41	12.25	17.37	5.04		28.51

Net asset value per Unit, December 31, 2013:	$900.45	$929.85	$960.20	$961.32		$1,023.87

Ratios to average net assets:
Net investment loss (1)	(3.4)%	(2.9)%	(2.4)%	(2.2	)%(2)	(1.4)%
Partnership expenses (1)	3.4%	2.9%	2.4%	2.2	%(2)	1.4%
Total return:	0.8%	1.3%	1.8%	0.5	%(2)	2.9%

(1)	Does not include investment income and the expenses of the Trading Companies in which LV invests.
(2)	Annualized as there were no Class D offerings as of March 1, 2013.

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

Meritage

	Class A	Class B	Class C	Class Z
Per Unit operating performance:
Net asset value per Unit, January 1, 2015:	$966.09	$1,002.61	$1,040.49	$1,120.55

Net operating results:
Net investment loss	(31.81)	(28.25)	(24.25)	(15.31)
Net realized/unrealized gain (loss)	(29.33)	(30.47)	(31.75)	(34.28)

Net income (loss)	(61.14)	(58.72)	(56.00)	(49.59)

Net asset value per Unit, December 31, 2015:	$904.95	$943.89	$984.49	$1,070.96

Ratios to average net assets:
Net investment loss (1)	(3.5)%	(3.0)%	(2.4)%	(1.4)%
Partnership expenses (1)	3.5%	3.0%	2.4%	1.4%
Total return:	(6.3)%	(5.9)%	(5.4)%	(4.4)%
Per Unit operating performance:
Net asset value per Unit, January 1, 2014:	$901.98	$931.43	$961.83	$1,025.61

Net operating results:
Net investment loss	(30.82)	(27.23)	(23.31)	(14.50)
Net realized/unrealized gain (loss)	94.93	98.41	101.97	109.44

Net income (loss)	64.11	71.18	78.66	94.94

Net asset value per Unit, December 31, 2014:	$966.09	$1,002.61	$1,040.49	$1,120.55

Ratios to average net assets:
Net investment loss (1)	(3.4)%	(2.9)%	(2.4)%	(1.4)%
Partnership expenses (1)	3.4%	2.9%	2.4%	1.4%
Total return:	7.1%	7.6%	8.2%	9.3%
Per Unit operating performance:
Net asset value per Unit, January 1, 2013:	$912.87	$937.97	$963.75	$1,017.43

Net operating results:
Net investment loss	(30.98)	(27.21)	(23.22)	(14.36)
Net realized/unrealized gain (loss)	20.09	20.67	21.30	22.54

Net income (loss)	(10.89)	(6.54)	(1.92)	8.18

Net asset value per Unit, December 31, 2013:	$901.98	$931.43	$961.83	$1,025.61

Ratios to average net assets:
Net investment loss (1)	(3.4)%	(2.9)%	(2.4)%	(1.4)%
Partnership expenses (1)	3.4%	2.9%	2.4%	1.4%
Total return:	(1.2)%	(0.7)%	(0.2)%	0.8%

(1)	Does not include investment income and the expenses of the Trading Companies in which Meritage invests.

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

The below ratios and total return may vary for individual investors based on the timing of capital transactions during the period.

Ratios to average net assets for trading companies as of December 31, 2015:

	LV	Meritage
Interest income	0.0 (1)	0.0 (1)
Trading Company administrative fees	(0.4)%	(0.4)%
Management fees	(1.4)%	(1.5)%
Incentive fees	(0.8)%	(0.9)%

(1)	Due to rounding.

4. Financial Instruments of the Trading Companies

The Trading Advisors trade Futures Interests on behalf of the Trading Companies. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Futures Interests are open commitments until the settlement date, at which time they are realized. They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Trading Companies’ Statements of Financial Condition as net unrealized gain or loss on open contracts. The resulting net change in unrealized gains and losses is reflected in the net change in unrealized gains (losses) in the Trading Companies’ Statements of Income and Expenses. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

The Trading Companies may buy or write put and call options through listed exchanges and the over-the-counter market. The buyer of an option has the right to purchase (in the case of a call option) or sell (in the case of a put option) a specified quantity of specific Futures Interests on the underlying asset at a specified price prior to or on a specified expiration date. The writer of an option is exposed to the risk of loss if the fair value of the Futures Interests on the underlying asset declines (in the case of a put option) or increases (in the case of a call option). The writer of an option can never profit by more than the premium paid by the buyer but can potentially lose an unlimited amount.

Premiums received/premiums paid from writing/purchasing options are recorded as liabilities/assets in the Trading Companies’ Statements of Financial Condition. The difference between the fair value of an option and the premiums received/premiums paid is treated as an unrealized gain or loss in the Trading Companies’ Statements of Income and Expenses.

5. Fair Value Measurements:

Trading Companies’ Investments. The fair value of exchange-traded futures, option and forward contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of business on the last business day of the reporting period.

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated. The Trading Companies’ contracts are accounted for on a trade date basis.

The futures, forwards and options traded by the Trading Advisors on behalf of the Trading Companies and the U.S. Treasury bills held by the Trading Companies involve varying degrees of related market risk. Market risk is often dependent upon changes in the level or volatility of interest rates, exchange rates and prices of financial instruments and commodities, factors that result in frequent changes in the fair value of the Trading Companies’ open positions, and consequently in their earnings, whether realized or unrealized, and cash flow.

Gains and losses on open positions of exchange-traded futures, exchange-traded forwards, and exchange-traded futures-styled option contracts are settled daily through variation margin. Gains and losses on non-exchange-traded forward currency contracts are settled upon termination of the contract. Gains and losses on off-exchange-traded forward currency options contracts are settled on an agreed upon settlement date. However, the Trading Companies are required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Companies’ accounts with the counterparty.

As of and for the years ended December 31, 2015 and 2014, the Trading Companies’ investments were classified as either Level 1 or Level 2 and the Trading Companies did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumption and internal valuation pricing models (Level 3). Transfers between levels are recognized at the end of the reporting period. During the years ended December 31, 2015 and 2014, there were no Level 3 assets, and there were no transfers of assets or liabilities between Level 1 and Level 2.

6. Trading Advisors and the Trading Companies:

Ceres retains certain commodity trading advisors to make all trading decisions for the Trading Companies. The Trading Advisors and their strategies for each Trading Company as of December 31, 2015 and 2014 are as follows:

LV

Trading Company	Trading Advisor	Strategy

Augustus I, LLC	GAM	Global Rates Program – Futures/ FX Only

TT II, LLC	Transtrend	Enhanced Risk Profile (USD) of Diversified Trend Program

Boronia I, LLC	Boronia	Boronia Diversified Program

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

Meritage

Trading Company	Trading Advisor	Strategy
Altis I, LLC	Altis	Global Futures Program

Aspect I, LLC	Aspect	Aspect Diversified Program

Augustus I, LLC	GAM	Global Rates Program – Futures/ FX Only

BHM I, LLC	Blenheim	Global Markets Strategy Program (Futures/FX)

Boronia I, LLC	Boronia	Boronia Diversified Program

TT II, LLC	Transtrend	Enhanced Risk Profile (USD) of Diversified Trend Program

At December 31, 2015, LV’s investment in the Trading Companies represented approximately: Augustus I, LLC 43.3%; TT II, LLC 37.9%; and Boronia I, LLC 18.8% of the total investments of LV, respectively.

At December 31, 2014, LV’s investment in the Trading Companies represented approximately: Augustus I, LLC 38.3%; TT II, LLC 32.7%; and Boronia I, LLC 29.0% of the total investments of LV, respectively.

At December 31, 2015, Meritage’s investment in the Trading Companies represented approximately: Augustus I, LLC 21.8%; Aspect I, LLC 16.4%; Altis I, LLC 14.7%; BHM I, LLC 1.9%; TT II, LLC 19.0%; and Boronia I, LLC 26.2% of the total investments of Meritage, respectively.

At December 31, 2014, Meritage’s investment in the Trading Companies represented approximately: Augustus I, LLC 16.8%; Aspect I, LLC 9.6%; Altis I, LLC 13.5%; BHM I, LLC 17.2%; TT II, LLC 13.7%; and Boronia I, LLC 29.2% of the total investments of Meritage, respectively.

The performance of each Partnership is directly affected by the performance of the Trading Companies.

Effective December 31, 2014, Ceres terminated the advisory agreement among the General Partner, Rotella and Rotella I, LLC, pursuant to which Rotella traded a portion of Rotella I, LLC’s (and, indirectly, the Partnerships’) assets in Futures Interests. Consequently, Rotella ceased all Futures Interests trading on behalf of Rotella I, LLC (and, indirectly, the Partnerships).

Effective June 30, 2014, Ceres terminated the advisory agreement among the General Partner, Kaiser and Kaiser I, LLC, pursuant to which Kaiser traded a portion of Kaiser I, LLC’s (and, indirectly, the Partnerships’) assets in Futures Interests. Consequently, Kaiser ceased all Futures Interests trading on behalf of Kaiser I, LLC (and, indirectly, the Partnerships).

Effective March 31, 2014, Ceres terminated the advisory agreement among the General Partner, Winton and WNT I, LLC, pursuant to which Winton traded a portion of WNT I, LLC’s (and, indirectly, the Partnerships’) assets in Futures Interests. Consequently, Winton ceased all Futures Interests trading on behalf of WNT I, LLC (and, indirectly, the Partnerships).

Effective October 31, 2013, Ceres terminated the advisory agreement among AHL I, LLC , the General Partner and Man-AHL, pursuant to which Man-AHL traded a portion of AHL I, LLC’s (and, indirectly, Meritage’s) assets in Futures Interests. Consequently, Man-AHL ceased all Futures Interest trading on behalf of AHL I, LLC (and, indirectly, Meritage).

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

Effective June 30, 2013, Ceres terminated the management agreement among the General Partner, Chesapeake and Chesapeake I, LLC, pursuant to which Chesapeake traded a portion of Chesapeake I, LLC’s (and, indirectly, the Partnerships’) assets in Futures Interests. Consequently, Chesapeake ceased all Futures Interest trading on behalf of Chesapeake I, LLC (and, indirectly, the Partnerships).

Effective January 31, 2013, Ceres terminated the advisory agreement among the General Partner, GLC and GLC I, LLC, pursuant to which GLC traded a portion of GLC I, LLC’s (and, indirectly, the Partnerships’) assets in Futures Interests. Consequently GLC ceased all Futures Interests trading on behalf of GLC I, LLC (and, indirectly, the Partnerships).

Effective January 1, 2013, Boronia was added as a trading advisor to LV.

Compensation to the Trading Advisors by the Trading Companies consists of a management fee and an incentive fee as follows:

Management Fee. Each Trading Company pays its Trading Advisor a monthly management fee based on a percentage of net assets allocated to each Trading Company as of the first day of each month.

Altis I, LLC

Altis I, LLC pays Altis a monthly fee equal to 1/12th of 1.25% (a 1.25% annual rate).

Aspect I, LLC

Aspect I, LLC pays Aspect a monthly fee equal to 1/12th of 1.5% (a 1.5% annual rate).

BHM I, LLC

BHM I, LLC pays Blenheim a monthly fee equal to 1/12th of 2% (a 2% annual rate).

Augustus I, LLC

Augustus I, LLC pays GAM a monthly fee equal to 1/12th of 1.5% (a 1.5% annual rate).

TT II, LLC

Effective November 1, 2015, the advisory agreement among TT II, LLC, Ceres and Transtrend was amended to decrease the management fee percentage to 1/12th of 1.00% (a 1.00% annual rate) of the net assets as of the first day of each month. Effective October 1, 2014, the advisory agreement among the TT II, LLC, Ceres and Transtrend was amended to decrease the management fee percentage to 1/12th of 1.25% (a 1.25% annual rate) of the net assets as of the first day of each month. Effective January 1, 2014, the advisory agreement among the TT II, LLC, Ceres and Transtrend was amended to decrease the management fee percentage to 1/12th of 1.50% of the net assets as of the first day of the month if the net assets as of the first day of the month were less than $400,000,000 and 1/12th of 1.25% of the net assets as of the first day of the month if the net assets as of the first day of the month were equal to or greater than $400,000,000. Prior to January 1, 2014, the TT II, LLC accrued and paid Transtrend a monthly management fee equal to 1/12th of 2.00% of the net assets as of the first day of the month if the net assets as of the first day of the month were less than $400,000,000 and 1/12th of 1.75% of the net assets as of the first day of the month if the net assets as of the first day of the month were equal to or greater than $400,000,000.

Boronia I, LLC

Effective January 1, 2015, the management fee percentage paid to Boronia was changed to 1/12th of 1.5% (a 1.5% annual rate) of the assets as of the first day of the month. For the period from January 1, 2013 to December 31, 2014, the Trading Company accrued and paid to Boronia a monthly management fee equal to 1/12th of (3.0% if the beginning net assets is less than or equal to US$60 million; 1.875% if the beginning net assets is greater than US$60 million and less than or equal to US$120 million; or 1.50% if the beginning net assets is greater than $120 million) based on the Trading Company’s beginning net assets plus additions less withdrawals (as of the beginning of the month).

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

Incentive Fee. As of December 31, 2015, each Trading Company pays each Trading Advisor a quarterly incentive fee equal to 20% of the trading profits earned by the applicable Trading Company. To the extent that an Advisor incurs a loss for a Partnership, the Advisor will not be paid incentive fees until the Advisor recovers the net loss incurred and earns additional new trading profits for the respective Partnership. Such fee is accrued on a monthly basis.

Trading profits represent the amount by which profits from Futures Interests trading exceed losses after management fees and administrative fees are deducted. When a Trading Advisor experiences losses with respect to net assets as of the end of a calendar quarter, the Trading Advisor must recover such losses before that Trading Advisor is eligible for an incentive fee in the future.

For all Trading Companies, contributions and withdrawals are permitted on a monthly basis. As of December 31, 2015 and 2014, there have been no suspended redemptions, “lock up” periods or gate provisions imposed before a withdrawal can be made by each Partnership.

Fair Value of Financial Instruments. The carrying value of the assets and liabilities presented in the Trading Companies’ Statements of Financial Condition that qualify as financial instruments under the FASB ASC 825, “Financial Instruments,” approximates the fair value due to the short term nature of such balances.

Foreign Currency Transactions and Translation. The Trading Companies’ functional currency is the U.S. dollar; however, the Trading Companies may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect at the date of the Trading Companies’ Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in net change in unrealized gains (losses) on open contracts in the Trading Companies’ Statements of Income and Expenses.

Brokerage, Clearing and Transaction Fees. Each Trading Company accrues and pays brokerage, clearing and transaction fees to MS&Co. Brokerage fees and transaction costs are paid as they are incurred on a half-turn basis at 100% of the rates MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Companies pay transactional and clearing fees as they are incurred.

Trading Company Administrative Fee. Each Trading Company pays Ceres a monthly fee to cover all administrative and operating expenses (the “Trading Company Administrative Fee”). The monthly Trading Company Administrative Fee is equal to 1/12th of 0.35% (a 0.35% annual rate) of the beginning of the month net assets of each Trading Company allocated to the Partnerships.

Summarized information reflecting the Partnerships’ investment in, and the Partnerships’ pro-rata share of the results of operations of the Trading Companies as of December 31, 2015 and 2014 is shown in the following tables.

LV

	December 31, 2015		For the Year Ended December 31, 2015
				LV’s	LV’s	LV’s
	% of		LV’s	pro-rata	pro-rata	pro-rata
	LV’s		pro-rata	share of	share of	share of
	Partners’		share of	Management	Incentive	Administrative	Investment	Redemptions
	Capital	Fair Value	Net Income (Loss)	Fees	Fees	Fees	Objective	Permitted
Augustus I, LLC	43.48	$4,737,959	$76,552	$77,280	$9,901	$18,033	Commodity Portfolio	Monthly
Boronia I, LLC	18.85	2,053,736	(345,264)	59,582	38,676	13,902	Commodity Portfolio	Monthly
TT II, LLC	38.06	4,146,935	35,532	37,900	47,546	11,106	Commodity Portfolio	Monthly

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

LV

	December 31, 2014		For the Year Ended December 31, 2014
				LV’s	LV’s	LV’s
	% of		LV’s	pro-rata	pro-rata	pro-rata
	LV’s		pro-rata	share of	share of	share of
	Partners’		share of	Management	Incentive	Administrative	Investment	Redemptions
	Capital	Fair Value	Net Income (Loss)	Fees	Fees	Fees	Objective	Permitted
Augustus I, LLC	29.64	$3,935,697	$160,360	$58,939	$25,153	$13,752	Commodity Portfolio	Monthly
Boronia I, LLC	22.41	2,976,216	523,865	47,139	130,966	8,799	Commodity Portfolio	Monthly
TT II, LLC	25.28	3,356,258	601,930	47,124	61,805	13,195	Commodity Portfolio	Monthly
Kaiser I, LLC (a)	—	—	(222,158)	19,534	—	3,419	Commodity Portfolio	Monthly
Rotella I, LLC	—	—	252,994	36,089	64,058	12,631	Commodity Portfolio	Monthly
WNT I, LLC (b)	—	—	(79,472)	14,154	—	3,303	Commodity Portfolio	Monthly

Meritage

	December 31, 2015		For the Year Ended December 31, 2015
				Meritage’s	Meritage’s	Meritage’s
	% of		Meritage’s	pro-rata	pro-rata	pro-rata
	Meritage’s		pro-rata	share of	share of	share of
	Partners’		share of	Management	Incentive	Administrative	Investment	Redemptions
	Capital	Fair Value	Net Income (Loss)	Fees	Fees	Fees	Objective	Permitted
Augustus I, LLC	21.90	$2,961,238	$55,891	$51,376	$6,848	$11,987	Commodity Portfolio	Monthly
Altis I, LLC	14.77	1,997,333	7,510	25,891	4,733	7,250	Commodity Portfolio	Monthly
Aspect I, LLC	16.54	2,236,814	198,073	27,839	50,956	6,495	Commodity Portfolio	Monthly
Boronia I, LLC	26.34	3,561,122	(436,447)	84,686	50,937	19,760	Commodity Portfolio	Monthly
BHM I, LLC	1.94	262,690	(352,651)	28,333	—	4,959	Commodity Portfolio	Monthly
TT II, LLC	19.07	2,577,974	46,056	25,588	35,321	7,491	Commodity Portfolio	Monthly

Meritage

	December 31, 2014		For the Year Ended December 31, 2014
				Meritage’s	Meritage’s	Meritage’s
	% of		Meritage’s	pro-rata	pro-rata	pro-rata
	Meritage’s		pro-rata	share of	share of	share of
	Partners’		share of	Management	Incentive	Administrative	Investment	Redemptions
	Capital	Fair Value	Net Income (Loss)	Fees	Fees	Fees	Objective	Permitted
Augustus I, LLC	14.97	$2,735,812	$100,495	$36,234	$19,874	$8,454	Commodity Portfolio	Monthly
Altis I, LLC	12.05	2,202,861	233,896	26,258	—	7,352	Commodity Portfolio	Monthly
Aspect I, LLC	8.54	1,561,147	349,503	20,490	48,586	4,781	Commodity Portfolio	Monthly
Boronia I, LLC	25.94	4,740,671	805,216	66,516	201,304	12,416	Commodity Portfolio	Monthly
BHM I, LLC	15.30	2,796,732	49,441	68,725	—	12,027	Commodity Portfolio	Monthly
TT II, LLC	12.22	2,233,568	401,105	28,323	53,555	7,931	Commodity Portfolio	Monthly
WNT I, LLC (c)	—	—	(35,771)	7,165	41	1,672	Commodity Portfolio	Monthly
Kaiser I, LLC (d)	—	—	(245,587)	22,109	—	3,869	Commodity Portfolio	Monthly
Rotella I, LLC	—	—	184,435	22,137	46,368	7,748	Commodity Portfolio	Monthly

(a)	From January 1, 2014 through June 30, 2014, the date LV fully redeemed its interest in Kaiser I, LLC.
(b)	From January 1, 2014 through March 31, 2014, the date LV fully redeemed its interest in WNT I, LLC.
(c)	From January 1, 2014 through March 31, 2014, the date Meritage fully redeemed its interest in WNT I, LLC.
(d)	From January 1, 2014 through June 30, 2014, the date Meritage fully redeemed its interest in Kaiser I, LLC.

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

7. Investment Risks:

The Partnerships’ investments in the Affiliated Trading Companies expose the Partnerships to various types of risks that are associated with Futures Interests trading and the markets in which the Trading Companies invest. The significant types of financial risks to which the Trading Companies are exposed are market risk, liquidity risk and counterparty credit risk.

The rapid fluctuations in the market prices of Futures Interests in which the Trading Companies invest make an investment in either of the Partnerships volatile. If a Trading Advisor incorrectly predicts the direction of prices in the Futures Interests in which it invests, large losses may occur.

Illiquidity in the markets in which the Trading Companies invest may cause less favorable trade prices. Although the Trading Advisors for each Trading Company generally will purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. Each Trading Company has credit risk because the commodity broker will act as the futures commission merchant or the counterparty with respect to most of each Trading Company’s assets. Each Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. As of December 31, 2015, approximately 61.2% of LV’s total investment exposure through its investments in the Trading Companies is futures contracts which are exchange-traded while approximately 38.8% is forward contracts which are off-exchange-traded and approximately 69.5% of Meritage’s total investment exposure through its investments in the Trading Companies is futures contracts which are exchange-traded while approximately 30.5% is forward contracts which are off-exchange-traded.

8. Subsequent Events:

Effective January 1, 2016, TT II, LLC will pay Transtrend a half year incentive fee equal to 20% of the New Trading Profits earned by the Partnerships.

Effective January 31, 2016, Ceres terminated the advisory agreement among the General Partner, Blenheim and BHM I, LLC, pursuant to which Blenheim traded a portion of BHM I, LLC’s (and, indirectly, Meritage’s) assets in Futures Interests. Consequently, Blenheim ceased all Futures Interests trading on behalf of BHM I, LLC (and, indirectly, Meritage). Ceres reallocated the assets formerly allocated by Meritage to Blenheim among the remaining trading advisors of Meritage.