Form 10-K, Exhibit 13
period 2016-12-31
LV Futures Fund L.P.
filed 2017-03-28
CIK 1428043

Exhibit 13.01

To the Limited Partners of

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

Management of the Partnerships, Ceres (“Management”), is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a–15(f) and 15d–15(f) under the Securities Exchange Act of 1934, as amended, and for the assessment of internal control over financial reporting. The internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

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

Management has assessed the effectiveness of each Partnership’s internal control over financial reporting as of December 31, 2016. In making this assessment, Management used the criteria set forth by the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its assessment, Management concluded that the Partnerships maintained effective internal control over financial reporting as of December 31, 2016, based on the criteria referred to above.

Patrick T. Egan	Steven Ross
President and Director	Chief Financial Officer and Director
Ceres Managed Futures LLC	Ceres Managed Futures LLC
General Partner of	General Partner of
LV Futures Fund L.P.	LV Futures Fund L.P.
Meritage Futures Fund L.P.	Meritage Futures Fund L.P.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of LV Futures Fund L.P. and Meritage Futures Fund L.P.:

We have audited the accompanying statements of financial condition of LV Futures Fund L.P. and Meritage Futures Fund L.P. (collectively, the “Partnerships”), including the schedules of investments, as of December 31, 2016 and 2015, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Partnerships’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of LV Futures Fund L.P. and Meritage Futures Fund L.P. as of December 31, 2016 and 2015, and the results of their operations and changes in their partners’ capital for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2017

LV Futures Fund L.P.

Statements of Financial Condition

December 31, 2016 and 2015

	December 31,	December 31,
	2016	2015
Assets:
Investment in the Trading Companies, at fair value (cost $8,187,506 and $12,202,514 at December 31, 2016 and 2015, respectively) (Note 5)	$7,634,520	$10,938,630
Expense reimbursement	70	-
Cash at bank (Note 1)	1,149	-

Total assets	$7,635,739	$10,938,630

Liabilities and Partners’ Capital:
Liabilities:
Redemptions payable to General Partner (Notes 2n and 2o)	$10,000	$-
Redemptions payable to Limited Partners (Notes 2n and 2o)	109,261	42,789

Total liabilities	119,261	42,789

Partners’ Capital:
General Partner, Class Z, 81.530 and 110.909 Units outstanding at December 31, 2016 and 2015, respectively	82,658	119,791
Limited Partners, Class A, 6,317.183 and 7,966.490 Units outstanding at December 31, 2016 and 2015, respectively	5,304,000	7,270,821
Limited Partners, Class B, 900.951 and 1,544.368 Units outstanding at December 31, 2016 and 2015, respectively	792,988	1,470,154
Limited Partners, Class C, 1,439.006 and 2,039.850 Units outstanding at December 31, 2016 and 2015, respectively	1,327,705	2,025,351
Limited Partners, Class Z, 9.003 Units outstanding at December 31, 2016 and 2015	9,127	9,724

Total partners’ capital (net asset value)	7,516,478	10,895,841

Total liabilities and partners’ capital	$7,635,739	$10,938,630

Net asset value per Unit
Class A	$839.61	$912.68

Class B	$880.17	$951.95

Class C	$922.65	$992.89

Class Z	$1,013.83	$1,080.08

See accompanying notes to financial statements.

LV Futures Fund L.P.

Schedule of Investments

December 31, 2016

		% of Partners’
	Fair Value	Capital
Investment in the Trading Companies
Morgan Stanley Smith Barney Boronia I, LLC	$3,243,640	43.15%
Morgan Stanley Smith Barney TT II, LLC	4,390,880	58.42

Total Investment in the Trading Companies (cost of $8,187,506)	$7,634,520	101.57%

See accompanying notes to financial statements.

LV Futures Fund L.P.

Schedule of Investments

December 31, 2015

		% of Partners’
	Fair Value	Capital
Investment in the Trading Companies
Morgan Stanley Smith Barney Augustus I, LLC	$4,737,959	43.48%
Morgan Stanley Smith Barney Boronia I, LLC	2,053,736	18.85
Morgan Stanley Smith Barney TT II, LLC	4,146,935	38.06

Total Investment in the Trading Companies (cost of $12,202,514)	$10,938,630	100.39%

See accompanying notes to financial statements.

LV Futures Fund L.P.

Statements of Income and Expenses

For the Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014
Expenses:
Ongoing Placement Agent fees (Note 2k)	$166,912	$215,378	$276,164
General Partner fees (Note 2j)	96,344	123,294	157,839
Administrative fees (Note 2l)	38,538	49,320	63,136
Other fees	790	-	-

Total expenses	302,584	387,992	497,139
Expense reimbursements	(1,013)	-	-

Net expenses	301,571	387,992	497,139

Net investment loss	(301,571)	(387,992)	(497,139)

Trading Results:
Net gains (losses) on investment in the Trading Companies:
Net realized gains (losses) on investment in the Trading Companies	(1,118,528)	390,154	1,040,433
Net change in unrealized gains (losses) on investment in the Trading Companies	710,898	(623,334)	197,086

Total trading results	(407,630)	(233,180)	1,237,519

Net income (loss)	$(709,201)	$(621,172)	$740,380

Net income (loss) allocation by Class:
Class A	$(504,178)	$(456,507)	$539,868

Class B	$(94,922)	$(70,529)	$80,494

Class C	$(102,371)	$(90,667)	$99,734

Class Z	$(7,730)	$(3,469)	$20,284

Net income (loss) per Unit* (Note 7):
Class A	$(73.07)	$(50.48)	$62.71

Class B	$(71.78)	$(47.62)	$69.72

Class C	$(70.24)	$(44.45)	$77.14

Class Z	$(66.25)	$(37.08)	$93.29

Weighted average number of Units outstanding:
Class A	7,232.844	9,096.022	12,378.829

Class B	1,378.146	1,569.199	2,098.404

Class C	1,698.307	2,039.850	2,420.521

Class Z	115.033	124.234	307.585

* Represents the change in net asset value per Unit.

See accompanying notes to financial statements.

LV Futures Fund L.P.

Statements of Changes in Partners’ Capital

For the Years Ended December 31, 2016, 2015 and 2014

	Class A	Class B	Class C	Class Z	Total
Partners’ Capital, December 31, 2013	$14,640,613	$2,974,351	$4,000,502	$415,113	$22,030,579
Subscriptions	25,000	-	-	-	25,000
Net income (loss)	539,868	80,494	99,734	20,284	740,380
Redemptions	(5,850,567)	(1,410,486)	(1,984,218)	(272,338)	(9,517,609)

Partners’ Capital, December 31, 2014	9,354,914	1,644,359	2,116,018	163,059	13,278,350
Subscriptions	40,000	-	-	-	40,000
Net income (loss)	(456,507)	(70,529)	(90,667)	(3,469)	(621,172)
Redemptions	(1,667,586)	(103,676)	-	(30,075)	(1,801,337)

Partners’ Capital, December 31, 2015	7,270,821	1,470,154	2,025,351	129,515	10,895,841
Subscriptions	10,222	-	-	-	10,222
Net income (loss)	(504,178)	(94,922)	(102,371)	(7,730)	(709,201)
Redemptions	(1,472,865)	(582,244)	(595,275)	(30,000)	(2,680,384)

Partners’ Capital, December 31, 2016	$5,304,000	$792,988	$1,327,705	$91,785	$7,516,478

	Class A	Class B	Class C	Class Z
Ending Units, December 31, 2013	16,259.279	3,198.746	4,166.314	405.437
Subscriptions	28.034	-	-	-
Redemptions	(6,574.588)	(1,553.676)	(2,126.464)	(259.478)

Ending Units, December 31, 2014	9,712.725	1,645.070	2,039.850	145.959
Subscriptions	42.147	-	-	-
Redemptions	(1,788.382)	(100.702)	-	(26.047)

Ending Units, December 31, 2015	7,966.490	1,544.368	2,039.850	119.912
Subscriptions	10.735	-	-	-
Redemptions	(1,660.042)	(643.417)	(600.844)	(29.379)

Ending Units, December 31, 2016	6,317.183	900.951	1,439.006	90.533

See accompanying notes to financial statements.

Meritage Futures Fund L.P.

Statements of Financial Condition

December 31, 2016 and 2015

	December 31,	December 31,
	2016	2015
Assets:
Investment in the Trading Companies, at fair value (cost $9,478,479 and $13,118,174 at December 31, 2016 and 2015, respectively) (Note 5)	$9,162,434	$13,597,171
Expense reimbursement	80	-
Cash at bank (Note 1)	1,227	-

Total assets	$9,163,741	$13,597,171

Liabilities and Partners’ Capital:
Liabilities:
Redemptions payable to General Partner (Notes 2n and 2o)	$10,000	$-
Redemptions payable to Limited Partners (Notes 2n and 2o)	211,305	75,645

Total liabilities	221,305	75,645

Partners’ Capital:
General Partner, Class Z, 100.260 and 161.611 Units outstanding at December 31, 2016 and 2015, respectively	97,491	173,079
Limited Partners, Class A, 9,458.759 and 12,689.809 Units outstanding at December 31, 2016 and 2015, respectively	7,616,449	11,483,604
Limited Partners, Class B, 985.930 and 1,151.594 Units outstanding at December 31, 2016 and 2015, respectively	832,255	1,086,979
Limited Partners, Class C, 428.256 and 770.786 Units outstanding at December 31, 2016 and 2015, respectively	378,962	758,833
Limited Partners, Class Z, 17.770 Units outstanding at December 31, 2016 and 2015	17,279	19,031

Total partners’ capital (net asset value)	8,942,436	13,521,526

Total liabilities and partners’ capital	$9,163,741	$13,597,171

Net asset value per Unit:
Class A	$805.23	$904.95

Class B	$844.13	$943.89

Class C	$884.90	$984.49

Class Z	$972.38	$1,070.96

See accompanying notes to financial statements.

Meritage Futures Fund L.P.

Schedule of Investments

December 31, 2016

		% of Partners’
	Fair Value	Capital
Investment in the Trading Companies
Morgan Stanley Smith Barney Aspect I, LLC	$2,796,654	31.27%
Morgan Stanley Smith Barney Boronia I, LLC	3,710,816	41.50
Morgan Stanley Smith Barney TT II, LLC	2,654,964	29.69

Total Investment in the Trading Companies (cost of $9,478,479)	$9,162,434	102.46%

See accompanying notes to financial statements.

Meritage Futures Fund L.P.

Schedule of Investments

December 31, 2015

		% of Partners’
	Fair Value	Capital
Investment in the Trading Companies
Morgan Stanley Smith Barney Augustus I, LLC	$2,961,238	21.90%
Morgan Stanley Smith Barney Altis I, LLC	1,997,333	14.77
Morgan Stanley Smith Barney Aspect I, LLC	2,236,814	16.54
Morgan Stanley Smith Barney Boronia I, LLC	3,561,122	26.34
Morgan Stanley Smith Barney BHM I, LLC	262,690	1.94
Morgan Stanley Smith Barney TT II, LLC	2,577,974	19.07

Total Investment in the Trading Companies (cost of $13,118,174)	$13,597,171	100.56%

See accompanying notes to financial statements.

Meritage Futures Fund L.P.

Statements of Income and Expenses

For the Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014
Expenses:
Ongoing Placement Agent fees (Note 2k)	$214,658	$311,861	$354,938
General Partner fees (Note 2j)	114,728	166,003	189,804
Administrative fees (Note 2l)	45,891	66,402	75,921
Other fees	789	-	-

Total expenses	376,066	544,266	620,663
Expense reimbursements	(1,097)	-	-

Net expenses	374,969	544,266	620,663

Net investment loss	(374,969)	(544,266)	(620,663)

Trading Results:
Net gains (losses) on investment in the Trading Companies:
Net realized gains (losses) on investment in the Trading Companies	(38,497)	56,843	(597,666)
Net change in unrealized gains (losses) on investment in the Trading Companies	(795,042)	(538,411)	2,440,399

Total trading results	(833,539)	(481,568)	1,842,733

Net income (loss)	$(1,208,508)	$(1,025,834)	$1,222,070

Net income (loss) allocation by Class:
Class A	$(1,020,101)	$(886,128)	$1,022,004

Class B	$(108,706)	$(86,748)	$121,402

Class C	$(67,363)	$(43,161)	$49,188

Class Z	$(12,338)	$(9,797)	$29,476

Net income (loss) per Unit*(Note 7):
Class A	$(99.72)	$(61.14)	$64.11

Class B	$(99.76)	$(58.72)	$71.18

Class C	$(99.59)	$(56.00)	$78.66

Class Z	$(98.58)	$(49.59)	$94.94

Weighted average number of Units outstanding:
Class A	10,940.084	14,936.394	17,564.856

Class B	1,094.483	1,683.769	2,002.068

Class C	685.154	770.786	857.751

Class Z	148.492	189.988	334.894

* Represents the change in net asset value per Unit.

See accompanying notes to financial statements.

Meritage Futures Fund L.P.

Statement of Changes in Partners’ Capital

For the Years Ended December 31, 2016, 2015 and 2014

	Class A	Class B	Class C	Class Z	Total
Partners’ Capital, December 31, 2013	$17,545,441	$2,295,673	$1,080,593	$385,125	$21,306,832
Subscriptions	938,035	-	-	-	938,035
Net income (loss)	1,022,004	121,402	49,188	29,476	1,222,070
Redemptions	(4,140,112)	(527,659)	(327,787)	(197,704)	(5,193,262)

Partners’ Capital, December 31, 2014	15,365,368	1,889,416	801,994	216,897	18,273,675
Subscriptions	227,500	-	-	-	227,500
Net income (loss)	(886,128)	(86,748)	(43,161)	(9,797)	(1,025,834)
Redemptions	(3,223,136)	(715,689)	-	(14,990)	(3,953,815)

Partners’ Capital, December 31, 2015	11,483,604	1,086,979	758,833	192,110	13,521,526
Net income (loss)	(1,020,101)	(108,706)	(67,363)	(12,338)	(1,208,508)
Redemptions	(2,847,054)	(146,018)	(312,508)	(65,002)	(3,370,582)

Partners’ Capital, December 31, 2016	$7,616,449	$832,255	$378,962	$114,770	$8,942,436

	Class A	Class B	Class C	Class Z
Ending Units, December 31, 2013	19,452.230	2,464.672	1,123.476	375.510
Subscriptions	1,024.730	-	-	-
Redemptions	(4,572.219)	(580.171)	(352.690)	(181.948)

Ending Units, December 31, 2014	15,904.741	1,884.501	770.786	193.562
Subscriptions	233.984	-	-	-
Redemptions	(3,448.916)	(732.907)	-	(14.181)

Ending Units, December 31, 2015	12,689.809	1,151.594	770.786	179.381
Redemptions	(3,231.050)	(165.664)	(342.530)	(61.351)

Ending Units, December 31, 2016	9,458.759	985.930	428.256	118.030

See accompanying notes to financial statements.

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

1.	Organization:

LV Futures Fund L.P. (“LV”) and Meritage Futures Fund L.P. (“Meritage”) (individually, a “Partnership”, or collectively, the “Partnerships” or the “Profile Series”) were formed on February 22, 2007, under the Delaware Revised Uniform Limited Partnership Act, as multi-advisor commodity pools created to profit from the speculative trading of domestic commodities and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 3, “Financial Instruments of the Trading Companies”). Each Partnership invests substantially all of its assets in multiple affiliated trading companies (each, a “Trading Company” or collectively, the “Trading Companies”), each of which allocates substantially all of its assets in the trading program of an unaffiliated commodity trading advisor (each, a “Trading Advisor” or collectively, the “Trading Advisors”), each of which is registered with the Commodity Futures Trading Commission (“CFTC”) and makes investment decisions for each respective Trading Company. The General Partner (as defined below) may also determine to invest up to all of the Partnerships’ assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates.

Each Partnership commenced trading operations on August 1, 2007, in accordance with the terms of its limited partnership agreement, as may be amended from time to time (each, a “Limited Partnership Agreement”).

Ceres Managed Futures LLC, a Delaware limited liability company, serves as each Partnership’s general partner and commodity pool operator and as each Trading Company’s trading manager and commodity pool operator (the “General Partner”, “Ceres” or the “Trading Manager”, as the context requires). At December 31, 2016, Ceres was a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC (“MSSBH”). MSSBH was ultimately owned by Morgan Stanley. Morgan Stanley Smith Barney LLC is doing business as Morgan Stanley Wealth Management (“Morgan Stanley Wealth Management”) and serves as the placement agent (“Placement Agent”) to the Partnerships. Morgan Stanley & Co. LLC (“MS&Co.”) acts as each Trading Company’s clearing commodity broker. Each Trading Company’s over-the-counter (“OTC”) foreign exchange spot, option and forward contract counterparty is MS&Co., to the extent that a Trading Company trades such contracts. At December 31, 2016, Morgan Stanley Wealth Management was a principal subsidiary of MSSBH. MS&Co. is a wholly-owned subsidiary of Morgan Stanley. The Partnerships and the Trading Companies also deposit a portion of their cash in non-trading accounts at JPMorgan Chase Bank, N.A.

All trading decisions are made for Meritage by Aspect Capital Limited (“Aspect”), Boronia Capital Pty. Ltd., (“Boronia”) and Transtrend B.V. (“Transtrend”), each of which is a Trading Advisor. All trading decisions are made for LV by Boronia and Transtrend. References herein to the Trading Advisor or the Trading Advisors may also include, as relevant, GAM International Management Limited (“GAM”), Altis Partners (Jersey) Limited (“Altis”), Blenheim Capital Management, L.L.C. (“Blenheim”), Rotella Capital Management, Inc. (“Rotella”), Kaiser Trading Group Pty. Ltd. (“Kaiser”) and Winton Capital Management Limited (“Winton”).

The Trading Companies to which Meritage allocates its assets are Morgan Stanley Smith Barney Aspect I, LLC (“Aspect I, LLC”), Morgan Stanley Smith Barney Boronia I, LLC (“Boronia I, LLC”) and Morgan Stanley Smith Barney TT II, LLC (“TT II, LLC”). The Trading Companies to which LV allocates its assets are Boronia I, LLC and TT II, LLC. References herein to the Trading Company or the Trading Companies may also include, as relevant, Morgan Stanley Smith Barney Augustus I, LLC ( “Augustus I, LLC”), Morgan Stanley Smith Barney Altis I, LLC (“Altis I, LLC”), Morgan Stanley Smith Barney BHM I, LLC (“BHM I, LLC”), Morgan Stanley Smith Barney Rotella I, LLC (“Rotella I, LLC”), Morgan Stanley Smith Barney Kaiser I, LLC (“Kaiser I, LLC”) and Morgan Stanley Smith Barney WNT I, LLC (“WNT I, LLC”).

Prior to February 29, 2012, units of limited partnership interest (“Units”) of each Partnership were offered in four classes in a private placement pursuant to Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Depending on the aggregate amount invested in each Partnership, limited partners receive class A, B, C or D Units in each Partnership (each, a “Class” and collectively, the “Classes”). Certain limited partners who are not subject to the ongoing placement agent fee are deemed to hold Class Z Units. Ceres received Class Z Units with respect to its investment in each Partnership. Effective February 29, 2012, Class B and Class C Units are no longer being offered to new investors but continue to be offered to existing Class B and Class C investors.

As of December 31, 2016, 2015 and 2014, there were no Class D Units outstanding in LV and in Meritage.

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

Ceres is not required to maintain any investment in the Partnerships, and may withdraw any portion of its interest in the Partnerships at any time, as permitted by each Limited Partnership Agreement. In addition, Class Z Units are only being offered to certain individuals affiliated with Morgan Stanley at Ceres’ sole discretion. Class Z Unit holders are not subject to paying the ongoing placement agent fee (as described in Note 2k).

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnishes certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintains certain books and records of the Partnerships. The General Partner pays or reimburses the Partnerships and the Trading Companies, from the Administrative Fee (as defined in Note 2l) it receives, the ordinary administrative expenses of the Partnerships and the Trading Companies. This includes the expenses related to the engagement of the Administrator. Therefore, the engagement of the Administrator did not impact the Partnerships’ respective break-even points.

2.	Basis of Presentation and Summary of Significant Accounting Policies:

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

b.

Profit Allocation. The General Partner and each limited partner of each Partnership share in the profits and losses of the respective Partnership in proportion to the amount of partnership interest owned by each, except that no limited partner is liable for obligations of the respective Partnership in excess of its capital contributions and profits, if any, net of distributions or redemptions and losses, if any.

c.	Statement of Cash Flows. The Partnerships are not required to provide a Statement of Cash Flows.

d.

Partnerships’ Investment. Each Partnership’s investment in the Trading Companies is stated at fair value, which is based on (1) the respective Partnership’s net contribution to each Trading Company and (2) the respective Partnership’s allocated share of the undistributed profits and losses, including realized gains/losses and net change in unrealized gains/losses, of each Trading Company. Accounting Standards Codification (“ASC”) 820, “Fair Value Measurement,” as amended, permits, as a practical expedient, the Partnerships to measure the fair value of their investments in the Trading Companies on the basis of the net asset value per share (or its equivalent) if the net asset value per share of such investments is calculated in a manner consistent with the measurement principles of ASC Topic 946, “Financial Services – Investment Companies” as of the Partnerships’ reporting date. The net assets of each Trading Company are equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest and the fair value of all open Futures Interests and other assets) less all liabilities of the Trading Company (including, but not limited to, management fees, incentive fees and other expenses), determined in accordance with GAAP.

The financial statements of the Partnerships have been prepared using the “Fund of Funds” approach, and accordingly, each Partnership’s pro-rata share of all revenue and expenses of the Trading Companies is reflected as net change in unrealized gains (losses) on investment in the Trading Companies in the Statements of Income and Expenses. Contributions to and withdrawals from the Trading Companies are recorded on the effective date. The Partnerships record realized gains or losses on its investment in the Trading Companies as the difference between the redemption proceeds and the related cost of such investment. In determining the cost of such investments, the Partnerships use the first-in, first-out method. The Partnerships maintain sufficient cash balances on hand to satisfy ongoing operating expenses. As of December 31, 2016 and 2015, LV’s total cash balance was $1,149 and $0, respectively. As of December 31, 2016 and 2015, Meritage’s total cash balance was $1,227 and $0, respectively.

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

Trading Companies’ Investments. All Futures Interests of the Trading Companies, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The Futures Interests are recorded on the trade date and open contracts are recorded at fair value (as described in Note 4, “Fair Value Measurements”) at the measurement date. Investments in Futures Interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method. Unrealized gains or losses on open contracts are included as a component of equity in the trading account in the Trading Companies’ Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses are included in the Trading Companies’ Statements of Income and Expenses.

Trading Company Cash. The Trading Companies’ cash is on deposit in commodity brokerage accounts with MS&Co. and will be maintained in cash, U.S. Treasury bills and/or other permitted investments and segregated as customer funds, to the extent required by CFTC regulations. From time to time, a portion of the Trading Companies’ excess cash (the Trading Companies’ assets not used for Futures Interests trading or required margin for such trading) may be invested by MS&Co. in permitted investments chosen by the Trading Manager from time to time. The Trading Companies will receive 100% of the interest income earned on any excess cash invested in permitted investments. For excess cash which is not invested, MS&Co. pays each Trading Company interest income on 100% of its average daily equity maintained in cash in the respective Trading Company’s accounts during each month at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero. When the effective rate is less than zero, no interest is earned. For purposes of such interest payments, daily funds do not include monies due to each Trading Company on Futures Interests that have not been received. MS&Co. and Ceres will retain any excess interest not paid by MS&Co. to the Trading Companies on such uninvested cash.

e.

Income Taxes. Income taxes have not been listed as each partner in the respective Partnership is individually liable for the taxes, if any, on its share of the respective Partnership’s income and expenses. The General Partner has concluded that no provision for income tax is required in the Partnerships’ financial statements. The Partnerships file U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2013 through 2016 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

f.

Investment Company Status. Effective January 1, 2014, the Partnerships adopted Accounting Standards Update (“ASU”) 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, each Partnership has been deemed to be an investment company since inception. Accordingly, each Partnership follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the respective Partnership’s Statements of Income and Expenses.

g.	Net Income (Loss) per Unit. Net income (loss) per Unit is calculated in accordance with ASC 946, “Financial Services – Investment Companies.” See Note 7, “Financial Highlights.”

h.

Fair Value of Financial Instruments. The carrying value of the assets and liabilities presented in the Statements of Financial Condition that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 825, “Financial Instruments,” approximates the fair value due to the short term nature of such balances.

i.

Recent Accounting Pronouncement. In January 2016, the FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments for all entities that hold financial assets or owe financial liabilities. One of the amendments in this update eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet or a description of changes in the methods and significant assumptions. Additionally, the update eliminates the requirement to

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities. Investment companies are specifically exempted from ASU 2016-01’s equity investment accounting provisions and will continue to follow the industry specific guidance for investment accounting under Topic 946. For public business entities, this update is effective for fiscal years beginning after December 15, 2017, and interim periods therein. For other entities, it is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The General Partner is currently evaluating the impact this guidance will have on the Partnerships’ financial statements and related disclosures.

j.

General Partner Fees. Each Partnership pays Ceres a monthly General Partner fee equal to 1/12th of 1.0% (a 1.0% annual rate) of the net asset value of each Class in each Partnership at the beginning of each month for services related to operating and managing the Partnerships.

k.

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

The applicable rate payable by each limited partner is determined by the Class of Units each limited partner may hold in the respective Partnership. Each Partnership pays the Placement Agent the following percentage based on the aggregate amount invested in the respective Partnership (as adjusted) by each limited partner in accordance with the following schedule:

Class of Units	Aggregate Investment	Monthly/Annualized Rate (%)

A	Up to $4,999,999	0.167% / 2.0%
D	$5,000,000 and above	0.063% / 0.75%
Z	All	0%

The limited partners still holding Class B and Class C Units pay the Placement Agent in accordance with the following schedule:

Class of Units	Aggregate Investment	Monthly/Annualized Rate (%)

B	$ 250,000 - $ 499,999	0.125% / 1.5%
C	$ 500,000 - $ 4,999,999	0.083% / 1.0%

Certain limited partners who are not subject to the ongoing placement agent fee (as described herein) are deemed to hold Class Z Units. The Placement Agent pays a portion of the ongoing placement agent fee it receives from each Partnership to the Morgan Stanley Financial Advisor or Private Wealth Advisor responsible for selling the Units to the limited partners.

l.

Administrative Fees. Each Partnership pays Ceres a monthly fee to cover all of the administrative, offering and organization expenses (the “Administrative Fee”). The monthly Administrative Fee is equal to 1/12th of 0.40% (a 0.40% annual rate) of the beginning of the month net asset value of each Partnership. Ceres reimburses the Partnerships, from the Administrative Fee it receives, the ordinary expenses of the Partnerships.

m.

Continuous Offering. Units of each Partnership are offered in two Classes, identical in all material respects except for the ongoing placement agent fees charged. Depending on the aggregate amount invested in each Partnership, a limited partner will receive Class A or Class D Units in the respective Partnership. Prior to February 29, 2012, Units were offered in four Classes. Units within each Partnership Class were initially offered at $1,000 per Unit, except for Class D Units of LV which were initially offered on March 1, 2009 at $1,137 per Unit. Thereafter, Units are offered on a continuous basis as of the first day of each month (the “Subscription Date”) at the net asset value per Unit for each Class as of the last day of the immediately preceding month. The minimum subscription amount in each Partnership is $25,000, subject to the discretion of Ceres to accept a lower amount. The minimum subscription amount for ERISA/IRA investors is $10,000. Additional

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

subscriptions can be made in increments of $10,000 if a limited partner has already met the minimum subscription amount, subject to the discretion of Ceres to accept a lower amount. The request for the subscriptions must be delivered to the limited partner’s Morgan Stanley Financial Advisor or Private Wealth Advisor at Morgan Stanley Wealth Management branch office in time for it to be forwarded to and received by Ceres no later than 3:00 P.M., New York City time, on the third business day before the end of the month. There are currently no Class D Units outstanding in LV or Meritage.

n.

Redemptions. Limited partners may redeem some or all of their Units in the Partnerships at 100% of the net asset value per Unit as of the last day of any month (the “Redemption Date”). The request for redemption must be delivered to a limited partner’s Morgan Stanley Financial Advisor or Private Wealth Advisor at Morgan Stanley Wealth Management branch office in time for it to be forwarded to and received by Ceres no later than 3:00 P.M., New York City time, on the third business day before the end of the month in which the redemption is to be effective. Investors must maintain a minimum investment in the relevant Partnership of three Units unless an investor is withdrawing his or her entire investment. Ceres may cause a limited partner to withdraw (in whole or in part) from the Partnerships at any time and for any reason. Ceres will not cause a limited partner to withdraw if the value of his or her investment falls below the minimum described above due to the performance of the Partnerships. Ceres may also, in its sole discretion, permit redemptions by limited partners in any amount at any time. There are no redemption charges. Ceres endeavors to pay all redemptions within 10 business days after the applicable Redemption Date. Ceres may suspend redemptions in certain circumstances.

o.

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

p.

Distributions. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Ceres. No distributions have been made to date. Ceres does not intend to make any distributions of the Partnerships’ profits.

q.

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

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

3.	Financial Instruments of the Trading Companies:

The Trading Advisors trade Futures Interests on behalf of the Trading Companies. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Futures Interests are open commitments until the settlement date, at which time they are realized. They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gain on open futures contracts, net unrealized gain on open forward contracts, net unrealized loss on open futures contracts and net unrealized loss on open forward contracts, as applicable. The resulting net change in unrealized gains and losses is reflected in the net change in unrealized gains (losses) on open contracts in the Trading Companies’ Statements of Income and Expenses. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

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

The Trading Companies do not isolate that portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in total trading results in the Trading Companies’ Statements of Income and Expenses.

Futures Interests traded by the Trading Advisors on behalf of the Trading Companies and the U.S. Treasury bills held by the Trading Companies involve varying degrees of related market risk. Market risk is often dependent upon changes in the level or volatility of interest rates, exchange rates and prices of financial instruments and commodities, factors that result in frequent changes in the fair value of the Trading Companies’ open positions, and consequently in their earnings, whether realized or unrealized, and cash flow.

Gains and losses on open positions of exchange-traded futures, exchange-traded forwards, and exchange-traded futures-styled option contracts are settled daily through variation margin. Gains and losses on non-exchange-traded forward currency contracts are settled upon termination of the contract. Gains and losses on off-exchange-traded forward currency option contracts are settled on an agreed upon settlement date. However, the Trading Companies are required to meet margin requirements with the counterparty.

The Trading Companies may buy or write put and call options through listed exchanges and the OTC market. The buyer of an option has the right to purchase (in the case of a call option) or sell (in the case of a put option) a specified quantity of specific Futures Interests on the underlying asset at a specified price prior to or on a specified expiration date. The writer of an option is exposed to the risk of loss if the fair value of the Futures Interests on the underlying asset declines (in the case of a put option) or increases (in the case of a call option). The writer of an option can never profit by more than the premium paid by the buyer but can potentially lose an unlimited amount.

Premiums received/premiums paid from writing/purchasing options are recorded as liabilities/assets in the Trading Companies’ Statements of Financial Condition. The difference between the fair value of an option and the premiums received/premiums paid is treated as an unrealized gain or loss in the Trading Companies’ Statements of Income and Expenses.

4.	Fair Value Measurements:

Trading Companies’ Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

Trading Companies’ Investments. The fair value of exchange-traded futures, option and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of business on the last business day of the reporting period.

The Trading Companies consider prices for exchange-traded commodity futures, forward, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by broker quotes or pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2).

As of and for the years ended December 31, 2016 and 2015, the Trading Companies’ investments were classified as either Level 1 or Level 2 and the Trading Companies did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumption and internal valuation pricing models (Level 3). Transfers between levels are recognized at the end of the reporting period. During the years ended December 31, 2016 and 2015, there were no transfers of assets or liabilities between Level 1 and Level 2.

5.	Trading Advisors and the Trading Companies:

Ceres retains certain commodity trading advisors to make all trading decisions for the Trading Companies. The Trading Advisors and their strategies for each Trading Company are as follows:

LV

Trading Company	Trading Advisor	Strategy

Enhanced Risk Profile (USD) of
TT II, LLC	Transtrend	Diversified Trend Program

Boronia I, LLC	Boronia	Boronia Diversified Program
Meritage
Trading Company	Trading Advisor	Strategy

Aspect I, LLC	Aspect	Aspect Diversified Program

Boronia I, LLC	Boronia	Boronia Diversified Program

Enhanced Risk Profile (USD) of
TT II, LLC	Transtrend	Diversified Trend Program

At December 31, 2016, LV owned approximately 1.5% of TT II, LLC and 7.0% of Boronia I, LLC. At December 31, 2015, LV owned approximately 1.1% of TT II, LLC, 37.1% of Augustus I, LLC and 2.8% of Boronia I, LLC.

At December 31, 2016, Meritage owned approximately 14.4% of Aspect I, LLC, 8.0% of Boronia I, LLC and 0.9% of TT II, LLC. At December 31, 2015, Meritage owned approximately 11.5% of Aspect I, LLC, 11.6% of Altis I, LLC, 23.2% of Augustus I, LLC, 0.3% of BHM I, LLC, 4.8 % of Boronia I, LLC and 0.7% of TT II, LLC.

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

The performance of each Partnership is directly affected by the performance of the Trading Companies.

Effective July 31, 2016, Ceres terminated the advisory agreement among the General Partner, GAM and Augustus I, LLC, pursuant to which GAM traded a portion of Augustus I, LLC’s (and, indirectly, the Partnerships’) assets in Futures Interests. Consequently, GAM ceased all Futures Interests trading on behalf of Augustus I, LLC (and, indirectly, the Partnerships).

Effective June 30, 2016, Ceres terminated the advisory agreement among the General Partner, Altis and Altis I, LLC, pursuant to which Altis traded a portion of Altis I, LLC’s (and, indirectly, Meritage’s) assets in Futures Interests. Consequently, Altis ceased all Futures Interests trading on behalf of Altis I, LLC (and, indirectly, Meritage).

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

Aspect I, LLC

Aspect I, LLC pays Aspect a monthly management fee equal to 1/12th of 1.5% (a 1.5% annual rate).

TT II, LLC

For the period from November 1, 2015 to December 31, 2016, the monthly management fee paid by TT II, LLC to Transtrend was paid at a rate equal to 1/12th of 1.00% (a 1.00% annual rate) of the net assets as of the first day of each month. Effective October 1, 2014, the advisory agreement among TT II, LLC, Ceres and Transtrend was amended to decrease the management fee percentage to 1/12th of 1.25% (a 1.25% annual rate) of the net assets as of the first day of each month. Effective January 1, 2014, the advisory agreement among TT II, LLC, Ceres and Transtrend was amended to decrease the management fee percentage to 1/12th of 1.50% (a 1.50% annual rate) of the net assets as of the first day of the month if the net assets as of the first day of the month were less than $400,000,000 and 1/12th of 1.25% (a 1.25% annual rate) of the net assets as of the first day of the month if the net assets as of the first day of the month were equal to or greater than $400,000,000.

Boronia I, LLC

Effective January 1, 2015, the management fee percentage Boronia I, LLC paid to Boronia was changed to 1/12th of 1.50% (a 1.50% annual rate) of the net assets as of the first day of the month. Prior to December 31, 2014, Boronia I, LLC accrued and paid to Boronia a monthly management fee equal to 1/12th of (3.0% if the beginning net assets is less than or equal to $60,000,000; 1.875% if the beginning net assets is greater than $60,000,000 and less than or equal to $120,000,000; or 1.50% if the beginning net assets is greater than $120,000,000) based on Boronia I, LLC’s beginning net assets plus additions less withdrawals (as of the beginning of the month).

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

Augustus I, LLC

Prior to its termination on July 31, 2016, Augustus I, LLC paid GAM a monthly management fee equal to 1/12th of 1.50% (a 1.50% annual rate).

Altis I, LLC

Prior to its termination on June 30, 2016, Altis I, LLC paid Altis a monthly management fee equal to 1/12th of 1.25% (a 1.25% annual rate).

BHM I, LLC

Prior to its termination on January 31, 2016, BHM I, LLC paid Blenheim a monthly management fee equal to 1/12th of 2.00% (a 2.00% annual rate).

Incentive Fee. Each Trading Company, except for TT II, LLC, pays each Trading Advisor a quarterly incentive fee equal to 20% of the trading profits earned by the applicable Trading Advisor for the Partnerships. Effective January 1, 2016, TT II, LLC pays Transtrend a half year incentive fee equal to 20% of the new trading profits earned by Transtrend for the Partnerships. Prior to January 1, 2016, TT II, LLC paid Transtrend a quarterly incentive fee equal to 20% of the new trading profits earned by Transtrend for the Partnerships. Trading profits represent the amount by which profits from Futures Interests trading exceed losses after management fees and Trading Company Administrative Fees (defined below) are deducted. To the extent that a Trading Advisor incurs a loss for a Partnership, the Trading Advisor will not be paid incentive fees until the Trading Advisor recovers the net loss incurred and earns additional new trading profits for the respective Partnership. Such fee is accrued on a monthly basis.

For all Trading Companies, contributions and withdrawals are permitted on a monthly basis. As of December 31, 2016 and 2015, there have been no suspended redemptions, “lock up” periods or gate provisions imposed before a withdrawal can be made by each Partnership.

Foreign Currency Transactions and Translation. The Trading Companies’ functional currency is the U.S. dollar; however, the Trading Companies may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect at the date of the Trading Companies’ Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect during the year. Gains and losses resulting from the translation to U.S. dollars are reported in net change in unrealized gains (losses) on open contracts in the Trading Companies’ Statements of Income and Expenses.

Brokerage, Clearing and Transaction Fees. Each Trading Company accrues and pays brokerage, clearing and transaction fees to MS&Co. Brokerage fees and transaction costs are paid as they are incurred on a half-turn basis at 100% of the rates MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Companies pay clearing fees as they are incurred.

Trading Company Administrative Fee. Each Trading Company pays Ceres a monthly fee to cover all administrative and operating expenses (the “Trading Company Administrative Fee”). The monthly Trading Company Administrative Fee is equal to 1/12th of 0.35% (a 0.35% annual rate) of the beginning of the month net assets of each Trading Company and is allocated to the Partnerships.

Summarized information reflecting the Partnerships’ investment in, and the Partnerships’ pro-rata share of the results of operations of the Trading Companies as of December 31, 2016 and 2015 is shown in the following tables.

LV

	December 31, 2016		For the Year Ended December 31, 2016

	% of
	LV’s			Management	Incentive	Administrative	Investment	Redemptions
	Capital	Fair Value	Net Income (Loss)	Fees	Fees	Fees	Objective	Permitted
Augustus I, LLC (a)	-	$-	$(392,632)	$38,139	$-	$8,899	Commodity Portfolio	Monthly
Boronia I, LLC	43.15	3,243,640	(294,257)	40,896	23,875	9,543	Commodity Portfolio	Monthly
TT II, LLC	58.42	4,390,880	279,259	43,392	65,376	15,187	Commodity Portfolio	Monthly

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

LV

	December 31, 2015		For the Year Ended December 31, 2015

	% of
	LV’s			Management	Incentive	Administrative	Investment	Redemptions
	Capital	Fair Value	Net Income (Loss)	Fees	Fees	Fees	Objective	Permitted
Augustus I, LLC	43.48	$4,737,959	$76,552	$77,280	$9,901	$18,033	Commodity Portfolio	Monthly
Boronia I, LLC	18.85	2,053,736	(345,264)	59,582	38,676	13,902	Commodity Portfolio	Monthly
TT II, LLC	38.06	4,146,935	35,532	37,900	47,546	11,106	Commodity Portfolio	Monthly
Meritage
	December 31, 2016		For the Year Ended December 31, 2016

	% of
	Meritage’s			Management	Incentive	Administrative	Investment	Redemptions
	Capital	Fair Value	Net Income (Loss)	Fees	Fees	Fees	Objective	Permitted
Augustus I, LLC (a)	-	$-	$(232,040)	$22,851	$-	$5,332	Commodity Portfolio	Monthly
Altis I, LLC (b)	-	-	(318,182)	13,388	-	3,749	Commodity Portfolio	Monthly
Aspect I, LLC	31.27	2,796,654	(237,649)	39,812	7,038	9,290	Commodity Portfolio	Monthly
Boronia I, LLC	41.50	3,710,816	(189,830)	54,026	33,537	12,606	Commodity Portfolio	Monthly
TT II, LLC	29.69	2,654,964	165,251	25,701	46,302	8,997	Commodity Portfolio	Monthly
BHM I, LLC (c)	-	-	(21,089)	402	-	71	Commodity Portfolio	Monthly
Meritage
	December 31, 2015		For the Year Ended December 31, 2015

	% of
	Meritage’s			Management	Incentive	Administrative	Investment	Redemptions
	Capital	Fair Value	Net Income (Loss)	Fees	Fees	Fees	Objective	Permitted
Augustus I, LLC	21.90	$2,961,238	$55,891	$51,376	$6,848	$11,987	Commodity Portfolio	Monthly
Altis I, LLC	14.77	1,997,333	7,510	25,891	4,733	7,250	Commodity Portfolio	Monthly
Aspect I, LLC	16.54	2,236,814	198,073	27,839	50,956	6,495	Commodity Portfolio	Monthly
Boronia I, LLC	26.34	3,561,122	(436,447)	84,686	50,937	19,760	Commodity Portfolio	Monthly
TT II, LLC	19.07	2,577,974	46,056	25,588	35,321	7,491	Commodity Portfolio	Monthly
BHM I, LLC	1.94	262,690	(352,651)	28,333	-	4,959	Commodity Portfolio	Monthly

(a)	From January 1, 2016 through July 31, 2016, the date LV and Meritage fully redeemed its interest in Augustus I, LLC.
(b)	From January 1, 2016 through June 30, 2016, the date Meritage fully redeemed its interest in Altis I, LLC.
(c)	From January 1, 2016 through January 31, 2016, the date Meritage fully redeemed its interest in BHM I, LLC.

6.	Investment Risks:

The Partnerships’ investments in the Trading Companies expose the Partnerships to various types of risks that are associated with Futures Interests trading and the markets in which the Trading Companies invest. The significant types of financial risks to which the Trading Companies are exposed are market risk, liquidity risk and counterparty credit risk.

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

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. Each Trading Company has credit risk because the commodity broker will act as the futures commission merchant or the counterparty with respect to most of each Trading Company’s assets. Each Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The General Partner estimates that at any given time approximately 11.3% to 47.3% of LV’s contracts held indirectly through its investment in the Trading Companies are traded OTC. The General Partner estimates that at any given time approximately 20.1% to 43.3% of Meritage’s contracts held indirectly through its investment in the Trading Companies are traded OTC.

7.	Financial Highlights:

Financial highlights for the respective Partnership’s limited partner Classes as a whole for the years ended December 31, 2016, 2015 and 2014 were as follows:

LV

	Class A	Class B	Class C	Class Z
Per Unit Performance: (for a unit outstanding throughout the year):*
Net realized/unrealized gains (losses)	$(42.41)	$(44.31)	$(46.57)	$(51.19)
Net investment loss	(30.66)	(27.47)	(23.67)	(15.06)

Increase (decrease) for the year	(73.07)	(71.78)	(70.24)	(66.25)
Net asset value per Unit, January 1, 2016	912.68	951.95	992.89	1,080.08

Net asset value per Unit, December 31, 2016	$839.61	$880.17	$922.65	$1,013.83

Ratios to Average Limited Partners’ Capital:
Net investment loss	(3.5)%	(3.0)%	(2.4)%	(1.4)%

Partnership expenses before expense reimbursements	3.5%	3.0%	2.4%	1.4%
Expense reimbursements	(0.0) %**	(0.0) %**	(0.0) %**	(0.0) %**

Partnership expenses after expense reimbursements	3.5%	3.0%	2.4%	1.4%

Total return	(8.0)%	(7.5)%	(7.1)%	(6.1)%

Per Unit Performance: (for a unit outstanding throughout the year):*
Net realized/unrealized gains (losses)	$(18.42)	$(19.19)	$(20.00)	$(21.63)
Net investment loss	(32.06)	(28.43)	(24.45)	(15.45)

Increase (decrease) for the year	(50.48)	(47.62)	(44.45)	(37.08)
Net asset value per Unit, January 1, 2015	963.16	999.57	1,037.34	1,117.16

Net asset value per Unit, December 31, 2015	$912.68	$951.95	$992.89	$1,080.08

Ratios to Average Limited Partners’ Capital:
Net investment loss	(3.4)%	(2.9)%	(2.4)%	(1.4)%

Partnership expenses before expense reimbursements	3.4%	2.9%	2.4%	1.4%
Expense reimbursements	-%	-%	-%	-%

Partnership expenses after expense reimbursements	3.4%	2.9%	2.4%	1.4%

Total return	(5.2)%	(4.8)%	(4.3)%	(3.3)%

Per Unit Performance: (for a unit outstanding throughout the year):*
Net realized/unrealized gains (losses)	$93.39	$96.80	$100.35	$107.65
Net investment loss	(30.68)	(27.08)	(23.21)	(14.36)

Increase (decrease) for the year	62.71	69.72	77.14	93.29
Net asset value per Unit, January 1, 2014	900.45	929.85	960.20	1,023.87

Net asset value per Unit, December 31, 2014	$963.16	$999.57	$1,037.34	$1,117.16

Ratios to Average Limited Partners’ Capital:
Net investment loss	(3.4)%	(2.9)%	(2.4)%	(1.4)%

Partnership expenses before expense reimbursements	3.4%	2.9%	2.4%	1.4%
Expense reimbursements	-%	-%	-%	-%

Partnership expenses after expense reimbursements	3.4%	2.9%	2.4%	1.4%

Total return	7.0%	7.5%	8.0%	9.1%

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

Meritage

	Class A	Class B	Class C	Class Z
Per Unit Performance: (for a unit outstanding throughout the year):*
Net realized/unrealized gains (losses)	$(69.77)	$(73.12)	$(76.36)	$(83.85)
Net investment loss	(29.95)	(26.64)	(23.23)	(14.73)

Increase (decrease) for the year	(99.72)	(99.76)	(99.59)	(98.58)
Net asset value per Unit, January 1, 2016	904.95	943.89	984.49	1,070.96

Net asset value per Unit, December 31, 2016	$805.23	$844.13	$884.90	$972.38

Ratios to Average Limited Partners’ Capital:
Net investment loss	(3.5)%	(2.9)%	(2.5)%	(1.4)%

Partnership expenses before expense reimbursements	3.5%	2.9%	2.5%	1.4%
Expense reimbursements	(0.0) %**	(0.0) %**	(0.0) %**	(0.0) %**

Partnership expenses after expense reimbursements	3.5%	2.9%	2.5%	1.4%

Total return	(11.0)%	(10.6)%	(10.1)%	(9.2)%

Per Unit Performance: (for a unit outstanding throughout the year):*
Net realized/unrealized gains (losses)	$(29.33)	$(30.47)	$(31.75)	$(34.28)
Net investment loss	(31.81)	(28.25)	(24.25)	(15.31)

Increase (decrease) for the year	(61.14)	(58.72)	(56.00)	(49.59)
Net asset value per Unit, January 1, 2015	966.09	1,002.61	1,040.49	1,120.55

Net asset value per Unit, December 31, 2015	$904.95	$943.89	$984.49	$1,070.96

Ratios to Average Limited Partners’ Capital:
Net investment loss	(3.5)%	(3.0)%	(2.4)%	(1.4)%

Partnership expenses before expense reimbursements	3.5%	3.0%	2.4%	1.4%
Expense reimbursements	-%	-%	-%	-%

Partnership expenses after expense reimbursements	3.5%	3.0%	2.4%	1.4%

Total return	(6.3)%	(5.9)%	(5.4)%	(4.4)%

Per Unit Performance: (for a unit outstanding throughout the year):*
Net realized/unrealized gains (losses)	$94.93	$98.41	$101.97	$109.44
Net investment loss	(30.82)	(27.23)	(23.31)	(14.50)

Increase (decrease) for the year	64.11	71.18	78.66	94.94
Net asset value per Unit, January 1, 2014	901.98	931.43	961.83	1,025.61

Net asset value per Unit, December 31, 2014	$966.09	$1,002.61	$1,040.49	$1,120.55

Ratios to Average Limited Partners’ Capital:
Net investment loss	(3.4)%	(2.9)%	(2.4)%	(1.4)%

Partnership expenses before expense reimbursements	3.4%	2.9%	2.4%	1.4%
Expense reimbursements	-%	-%	-%	-%

Partnership expenses after expense reimbursements	3.4%	2.9%	2.4%	1.4%

Total return	7.1%	7.6%	8.2%	9.3%

*

Net investment loss per Unit is calculated by dividing the expenses net of interest income by the average number of Units outstanding during the year. The net realized and unrealized gains (losses) per Unit is a balancing amount necessary to reconcile the change in net asset value per Unit with the other per unit information.

**	Due to rounding.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for each Class of Units using its respective share of income, expenses and average partners’ capital of each Partnership and excludes the income and expenses of the Trading Companies.

Managed Futures Multi-Strategy Profile Series

Notes to Financial Statements

The below ratios and total return may vary for individual investors based on the timing of capital transactions during the year.

Ratios to average net assets for the Trading Companies as of December 31, 2016:

	LV	Meritage
Interest income	0.2%	0.1%
Trading Company administrative fees	(0.4) %	(0.4) %
Management fees	(1.3) %	(1.4) %
Incentive fees	(0.9) %	(0.8) %

8.	Subsequent Events:

As of January 1, 2017, Ceres and Morgan Stanley Wealth Management became wholly-owned subsidiaries of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). Prior to January 1, 2017, Ceres and Morgan Stanley Wealth Management were wholly-owned subsidiaries of MSSBH. MSD Holdings is ultimately owned by Morgan Stanley.

Effective January 1, 2017, the monthly management fee paid by TT II, LLC to Transtrend was reduced to 1/12th of 0.85% (a 0.85% annual rate) of the net assets as of the first day of each month.

Effective February 27, 2017, TT II, LLC changed its name from Morgan Stanley Smith Barney TT II, LLC to CMF TT II, LLC.

Effective February 27, 2017, Boronia I, LLC changed its name from Morgan Stanley Smith Barney Boronia I, LLC to CMF Boronia I, LLC.

Effective February 27, 2017, Aspect I, LLC changed its name from Morgan Stanley Smith Barney Aspect I, LLC to CMF Aspect I, LLC.

Ceres has evaluated the subsequent events through the date the financial statements are issued and has determined that there were no additional subsequent events requiring adjustment to or disclosure in each respective Partnership’s financial statements.